UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Checkpoint Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHECKPOINT SYSTEMS, INC.

PROXY STATEMENT

2013 NOTICE OF ANNUAL MEETING

This Proxy Statement, the enclosed proxy card, and the

Checkpoint Systems, Inc. 2012 Annual Report are being mailed to shareholders on or about April 30, 2013.

NOTICE OF 2013

ANNUAL SHAREHOLDERS’ MEETING

and

PROXY STATEMENT

CHECKPOINT SYSTEMS, INC.

101 Wolf Drive

Thorofare, NJ 08086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Checkpoint Systems, Inc. (which we refer to as the “Company,” “we,” “us” or “Checkpoint”) will be held on Thursday, May 30, 2013, commencing at 10:00 a.m. at the Company’s Corporate Headquarters located at 101 Wolf Drive, Thorofare, New Jersey, for the following purposes:

1. To elect three Class I directors for a three-year term and one Class II director for a one-year term;

2. To approve, by non-binding advisory vote, the fiscal 2012 compensation of the named executive officers of the Company;

3. To vote on the ratification of the appointment of PricewaterhouseCoopers, LLP (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2013; and

4. To transact such other business as may properly come before the Annual Meeting.

A complete list of shareholders will be available at the Company’s corporate offices noted above, prior to the Annual Meeting. Holders owning Company shares at the close of business on April 10, 2013 are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments that may take place.

You are cordially invited to attend the Annual Meeting in person. If you are unable to attend in person, the Board of Directors urges you to sign, date, and return the enclosed proxy card promptly.

This Proxy Statement, the enclosed proxy card, and Checkpoint’s 2012 Annual Report are being mailed to shareholders on or about April 30, 2013.

By Order of the Board of Directors

BRYAN T. R. ROWLAND

ASSOCIATE GENERAL COUNSEL

AND CORPORATE SECRETARY

APRIL 30, 2013

1.	Q:	WHEN AND WHERE IS THE 2013 ANNUAL MEETING OF SHAREHOLDERS BEING HELD?

	A:	The Annual Meeting of Shareholders of the Company will be held on Thursday, May 30, 2013, at 10:00 a.m. at Company’s Corporate Headquarters located at 101 Wolf Drive Thorofare, New Jersey, 08086.

2.	Q:	ON WHAT AM I VOTING?

	A:	You are being asked to vote on:

1. The election of three Class I directors (William S. Antle, III, Stephen N. David and R. Keith Elliott) and one Class II Director (Marc T. Giles);

2. To approve, by non-binding advisory vote, the fiscal 2012 compensation of the named executive officers of the Company;

3. The ratification of the appointment of PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2013; and

4. Any other business properly raised at the Annual Meeting.

3.	Q:	WHO IS ENTITLED TO VOTE?

	A:	Shareholders as of the close of business on April 10, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting.

4.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?

	A:	Any shareholder may attend.

5.	Q:	HOW DO I VOTE?

	A:	You May Vote By Mail.

You do this by signing each proxy card you receive and returning your proxy card(s) in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

You May Vote in Person at the Annual Meeting.

Ballots will be passed out at the Annual Meeting to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker, and bring it with you to the Annual Meeting, in order to vote at the Annual Meeting.

You May Vote by Telephone.

Shareholders may vote by telephone. To do this, follow the instructions entitled “Vote by Telephone” that came with this Proxy Statement. The telephone voting procedure is designed to verify shareholders through the use of a Control Number that is provided on each proxy card. If you vote by telephone, you do not have to mail in your proxy card.

You May Vote on the Internet.

Shareholders may vote on the Internet. To do this, follow the instructions entitled “Vote by Internet” that came with your proxy statement. If you vote by Internet, you do not have to mail in your proxy card.

6.	Q:	CAN I CHANGE MY VOTE?

	A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. To do this:

•File a written notice of revocation with the Secretary of the Company;

•Deliver to the Company a duly executed proxy bearing a later date;

•Vote by telephone or on the Internet at a later date (Your latest telephone or Internet proxy will be counted and all earlier votes will be disregarded); or

•Vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker and bring it with you in order to vote at the Annual Meeting. However, once the voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to any matters on which voting has been completed.

7.	Q:	WHAT CONSTITUTES A QUORUM?

	A:	The Company’s By-Laws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matters, and, unless otherwise provided by law or in the Articles of Incorporation or in the Company’s By-Laws, the acts, at a duly organized meeting, of the shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present are entitled to cast, shall be the acts of the shareholders. In the election for Directors, the candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of Directors, those shareholders who attend the second of such adjourned meetings, although less than a quorum as fixed in this Section or in the Articles of Incorporation, shall nevertheless constitute a quorum for the purpose of electing Directors.

As of the Record Date, April 10, 2013, 41,023,247 shares of Common Stock were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. There is no other class of voting securities outstanding.

There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted as present for quorum purposes. A WITHHELD vote is the same as an abstention. Similarly, if a broker fails to vote shares with respect to which it has discretionary authority (“broker non-votes”), the shares will still be counted as present for quorum purposes.

8.	Q:	HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS?

	A:	Assuming the presence of a quorum, the affirmative vote of a majority of the votes present that shareholders are entitled to cast is required to approve any proposal. In the election for Directors, the candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected. For voting purposes, only shares voted FOR the adoption of any proposal or FOR the election of a director will be counted as voting in favor, when determining whether a proposal is approved or a director is elected. As a consequence, abstentions, broker non-votes and WITHHELD votes will all have the same effect as a vote against the adoption of a proposal or the election of a director. Shares represented by a properly delivered proxy will be voted in accordance with the instructions marked thereon. Properly delivered proxies that do not specify how the shares are to be voted will be voted “FOR” the election, as directors, of the Board of Directors’ nominees. Properly delivered proxies will be voted “FOR” or “AGAINST” any other matter that properly comes before the Annual Meeting or any adjournment thereof, at the discretion of the persons named as proxy holders.

9.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

	A:	If you do not vote your proxy, your brokerage firm may either:

•Vote your shares on routine matters, or

•Leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the Annual Meeting. A brokerage firm cannot vote customers’ shares on non-routine matters.

You may have granted your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending upon the terms of the agreement you have with your stockbroker. However, even where you have given your stockbroker discretionary authority, your stockbroker will nevertheless be prohibited from voting on your behalf in regards to “non-routine” matters unless you sign and return your proxy card with specific voting instructions.

10.	Q:	WHAT IF I RECEIVE MORE THAN ONE PROXY CARD?

	A:	This means that you have various accounts that are registered differently with the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all your shares are voted.

11.	Q:	WHO ARE THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS?

	A:	PwC was the Company’s independent registered public accountants for the fiscal year 2012. A representative of PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he/she desires to do so. The representative is also expected to be available to respond to appropriate questions from shareholders.

GENERAL

These proxy materials are being furnished by Checkpoint Systems, Inc. in connection with the solicitation of proxies by the Board of Directors of Checkpoint for use at the 2013 Annual Meeting of Shareholders and any adjournments thereof.

The Board of Directors approved the following proposals for shareholder approval at a meeting held on February 27, 2013:

Proposal 1)	Election of three Class I Directors to hold office until the 2016 Annual Meeting of Shareholders and one Class II Director to hold office until the 2014 Annual Meeting of Shareholders. The Board has nominated William S. Antle, III, Stephen N. David and R. Keith Elliott as the Class I Directors and Marc T. Giles as the Class II Director;

Proposal 2)	To approve, by non-binding advisory vote, the fiscal 2012 compensation of the named executive officers of the Company (“Say on Pay”);

Proposal 3)	The ratification of the appointment of PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2013; and

Proposal 4)	Any other business properly raised at the Annual Meeting.

PROPOSALS TO BE VOTED ON

1. ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect three Class I directors to hold office until the 2016 Annual Meeting of Shareholders and one Class II director to hold office until the 2014 Annual Meeting of Shareholders or until their respective successors have been elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. On February 27, 2013, the Board of Directors, upon the recommendation of its Governance and Nominating Committee, nominated William S. Antle, III, R. Keith Elliott and Stephen N. David to stand for election as the Class I directors and Marc T. Giles to stand for election as a Class II director of the Company. The term of the Company’s current Class I directors, William S. Antle, III, R. Keith Elliott and Stephen N. David, will expire at the 2013 Annual Meeting. The Company’s By-laws provide that the Board of Directors consist of no less than three and no more than eleven directors, with the specific number within that range to be set by the Board. Each of the nominees has indicated his or her willingness to serve as directors. If a nominee, at the time of his or her election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their reasonable business judgment. The nominees for election as the Class I and Class II directors and the directors whose terms of office will continue after the Annual Meeting, together with certain information about them, are as follows:

Class I Directors Nominated to Serve Until 2016

William S. Antle, III

Director Since 2003

Age 68

Mr. Antle has been Chairman of the Board since May 2012. Mr. Antle previously served as the Chairman, President and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, from 1989 until its merger with Corning Incorporated in 2000. Prior to his tenure there, he held senior management positions with Bain and Company, Inc., an international strategy-consulting firm. Mr. Antle served as a member of the Board of John H. Harland Company from 1999 until May 2007 when it was acquired by M & F Worldwide Corp. He served as a member of their Corporate Governance Committee from 1999 to 2007. Mr. Antle served on the Board of ESCO Technologies, Inc. from 1994 until November 2007 and served as a member of their Audit Committee from 1994 to 2007 (Chairman 1999 to 2007), a member of their Executive Committee from 1996 to 2007, and a member of their Human Resources and Ethical Committee from 1996 to 1999. He is a graduate of the United States Naval Academy in Annapolis, Maryland, and holds an MBA from the Harvard Graduate School of Business. The Board believes that Mr. Antle’s experience as President and CEO of Oak Industries provides the Company with extensive manufacturing experience as well as comprehensive management expertise.

R. Keith Elliott

Director Since 2000

Age 71

Mr. Elliott was Lead Director from August 2002 to May 2012 and served as Chairman of the Board from May 2002 to August 2002. Mr. Elliott retired as Chairman and Chief Executive Officer of Hercules Incorporated. From 1991 through April 2000, he served that company as Chairman and Chief Executive Officer, President and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. He is a director of The Institute for Defense Analyses. He previously also served as director of Wilmington Trust Company, Alliant Techsystems, Inc., Computer Task Group, Inc., QSGI, Inc., Engelhard Corporation, and Peco Energy. He also has served as Chairman of the Board of Alliant Techsystems, Chair of the Audit Committees of Checkpoint Systems, Wilmington Trust Company and QSGI, Inc. and a member of the Audit Committee of Peco Energy and Computer Task Group, Chair of the Compensation Committee of Wilmington Trust Company and QSGI, Inc., Chair of the Finance Committee of Peco Energy Mr. Elliott holds a B.S. from the University of South Carolina and received an MBA in Finance from the University of South Carolina. The Board believes that Mr. Elliott’s long standing as a director and former Lead Director of the Company in addition to his experience as a Chairman and CEO and other senior executive positions at Hercules, Inc. allows him to understand precisely the challenges and opportunities the Company has and will meet and provides the Company with extensive manufacturing experience as well as comprehensive management expertise.

Stephen N. David

Director Since 2012

Age 64

Mr. David is a senior adviser with Boston Consulting Group, where he provides strategic planning services in sales, marketing and IT to a variety of clients in the consumer products, pharmaceutical and financial services industries. In 2005, Mr. David retired from Procter & Gamble after 34 years, during which he served in varied roles including Country Manager P&G Hellas (Greece) and later General Manager of the company’s Arabian Peninsula operations. Mr. David has served on a number of corporate boards and industry advisory committees. Among them are Ahold USA, Cisco Systems, Inc., Hewlett-Packard Company, TrueDemand Software, InformationWeek, Global Commerce Initiative, EPCglobal, the Uniform Code Council and Institute for the Future. From 2003 to 2008, Mr. David was a board member and served as Chairman of the Board and interim Chief Executive Officer of Iomega, a worldwide leader in storage solutions for consumers and small business. He has served as a member of the Board of Directors of Kovio, Inc., a privately held technology company, from 2005 to present. Mr. David has a Bachelor’s degree in Business Administration from the University of Nebraska. The Board believes that Mr. David’s wealth of experience not only as a business leader but as a board member of world class technology companies, hi-tech startups and industry organizations will assist the Company as it transforms from a product-protection business to a provider of inventory management solutions.

Class II Director Nominated to Serve Until 2014

Marc T. Giles

Director Since 2013

Age 57

Mr. Giles was President and Chief Executive Officer of Gerber Scientific, Inc., a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, from 2001 until February 2012, and provided transitional executive services to Gerber Scientific through December 31, 2012, after the manufacturer was acquired by a private equity firm in August 2011. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc., or Gerber Technology, a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals. Mr. Giles has served as a Director of Lydall, Inc. from April 2008 to present and has served as a member of their Compensation Committee and Corporate Governance Committee from April 2008 to present. He also serves as a Director of Gerber Scientific, Inc. Mr. Giles holds a B.A. in Economics from Union College, Schenectady, New York. The Board believes that Mr. Giles wealth of experience leading companies through major turnarounds will be invaluable in light of the strategic shift and operational changes taking place at the Company. He brings to the board particular strengths in strategic planning, business development, mergers and acquisitions and finance.

Class II Directors Serving Until 2014

Harald Einsmann, Ph.D.

Director Since 2005

Age 79

Dr. Einsmann currently has served as Special Advisor to the CEO of Tesco, the world’s second largest retail group, and he is Vice Chairman of their Chinese Company (125 stores, mostly Hypermarkets, 55,000 people) from 2010 to present. Dr. Einsmann served on the Board of Tesco PLC from 1999 to 2010 and was a member of their Nominations and Remuneration Committee from 2005 to 2010. He has also served on the Board of

Directors of Harman International, from 2007 to present, and on their Audit Committee from 2007 to present. Harman International is a leading audio, consumer goods and audio equipment company (who supplies Mercedes, BMW, Audi, Kia, Chrysler etc.). Dr. Einsmann served as a member of the Board of Carlson Group in the United States (which includes, among others, Regent, Radisson Hotels, Park Inn and Thank God Its Friday Restaurants) from 1999 to 2010 and served on their Compensation Committee from 2005 to 2010. Dr. Einsmann also served as a member of the Board of Rezidor Hotel Group in Scandinavia from 2007 to 2010 and served on their Compensation Committee from 2007 to 2010. Dr. Einsmann previously was the President and CEO of the Procter and Gamble Company, Europe, Middle East and Africa.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D. The Board believes that Dr. Einsmann’s experience as President of Procter and Gamble, Europe, Middle East and Africa provides the Company with extensive experience in retail and consumer goods and manufacturing as well comprehensive management experience.

Jack W. Partridge

Director Since 2002

Age 67

Mr. Partridge previously served as President of Partridge & Associates, Inc., a consulting firm providing strategic planning and other services to retailers and companies serving the retail industry. Prior thereto, he served for two years as Vice Chairman of the Board and Chief Administrative Officer of the Grand Union Company, a food retailer. Prior to joining Grand Union in 1998, Mr. Partridge was Group Vice President of the Kroger Company, where he served for 23 years in several executive positions. He has been actively involved in a number of industry organizations in both the food retailing and chain drug industries. Mr. Partridge has been a member of the Board of SPAR Group, Inc. from 2001 to present and has served on their Audit Committee from 2004 to present and has been Chairman of their Compensation Committee from 2001 to present. He has also provided leadership for a broad range of civic, cultural, and community organizations. Mr. Partridge holds a B.S. degree from the Arkansas State University. The Board believes that Mr. Partridge’s experience as President of Partridge & Associates and thirty years senior executive management experience in large retail and consumer goods companies provides the Company with extensive expertise in retail and consumer goods as well as comprehensive management expertise.

Class III Directors Serving Until 2015

George Babich, Jr.

Director Since 2006

Age 61

Mr. Babich has been President and Chief Executive Officer of the Company since February 2013. He served as Interim President and Chief Executive Officer of the Company from May 2012 until February 2013. Mr. Babich served as a business consultant for public companies from 2005 until 2012. Mr. Babich was President of Pep Boys — Manny Moe & Jack from 2002 until 2005; from 2000 until 2004 Mr. Babich was Chief Financial Officer of Pep Boys. Mr. Babich served as an Officer of Pep Boys since 1996. Previously, Mr. Babich was a Financial Executive for Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich has served as a member of the Board of Teleflex Inc. from 2005 to present and has served on their Audit Committee from 2005 to present. Mr. Babich holds a BSA in Accounting from the University of Michigan. The Board believes that Mr. Babich’s experience as President and CFO of Pep Boys and his financial executive roles for Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company provides the Company with extensive retail and consumer goods, financial and manufacturing experience as well as comprehensive executive and management experience.

Julie S. England

Director Since 2010

Age 55

Ms. England was appointed to the board of directors in October 2010. In 2009, Ms. England retired from Texas Instruments, Inc. after a 30-year career there. She was Vice President and General Manager of RFID from 2004 until June, 2009. She was Vice President of a microprocessor division (1998-2004) and prior to that, Vice President of Quality for the Semiconductor Group (1994 until 1998). She held various engineering, quality and business management positions with Texas Instruments, Inc. Ms. England has been actively involved in a number of industry organizations in the semiconductor, defense electronics and RFID industries. Ms. England is a member of the board of Intelleflex Corp., a private company and is a former director of the Federal Reserve Bank of Dallas, TX. Ms. England has also provided leadership for a broad range of civic, cultural and community organizations most recently serving on the board of the Georgia O’Keeffe Museum. Ms. England holds a B.S. in Chemical Engineering from Texas Tech University. The Board believes that Ms. England brings to the Board thirty years of business, leadership and technology experience.

Sally Pearson

Director Since 2002

Age 63

Ms. Pearson was Vice President and General Manager of Merchandise and Retail for the Metropolitan Museum of Art in New York from April 2000 until October 2007. Prior to that, Ms. Pearson was President of Liz Claiborne Specialty Stores, served as Executive Vice President of Merchandising for a division of Limited Brands, Inc. and Senior Vice President and General Merchandise Manager of Women’s Apparel at Saks Fifth Avenue, Jordan Marsh in Boston and Bullock’s in Los Angeles. She held various management positions with Federated Department Stores over a 24-year period after completing Federated’s Executive Management Training Program. Ms. Pearson attended both public and private schools in Oslo and Copenhagen. The Board believes that Mrs. Pearson’s experience as Vice President and General Manager of Merchandise and Retail for the Metropolitan Museum of Art and her twenty-five years of senior executive management experience in large retail and apparel companies provides the Company with extensive retail and apparel experience as well as comprehensive management experience.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR CLASS I AND CLASS II DIRECTORS

The proposal to elect three Class I directors and one Class II director requires the affirmative vote of the plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. The three Class I and one Class II candidates receiving the highest number of votes “For” shall be elected as the Class I and Class II Directors respectively.

This will be considered a non-routine proposal. As a non-routine proposal, there may be broker non-votes where a shareholder does not sign and return a proxy card providing the broker with specific voting instructions. Any broker non-votes or abstentions will have the same effect as a vote against this proposal.

2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are providing shareholders the opportunity to approve, on an advisory basis, the compensation of our named executive officers as presented in the Compensation Discussion & Analysis beginning at page 20 and the compensation tables included in the discussion of Executive Compensation beginning on page 32, including the narrative disclosure.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate mix of salary, bonus and stock options, which together, is an “at-risk” form of incentive compensation. The stock options encourage executive focus on both short and long-term goals of the Company. As an advisory vote, this proposal is not binding upon us as a company.

Accordingly, we will present the following resolution for vote at the 2013 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of Checkpoint Systems, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the 2012 Summary Compensation Table and related compensation tables and narrative disclosure as set forth in the 2013 Proxy Statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION PROGRAM AS PRESENTED IN THIS PROXY STATEMENT.

The proposal to approve our executive compensation program, on an advisory basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. We have determined to hold an advisory vote to approve our executive compensation program every year and the next such advisory vote will occur at the 2014 Annual Meeting of Shareholders.

This will be considered a non-routine proposal. As a non-routine proposal, there may be broker non-votes where a shareholder does not sign and return a proxy card providing the broker with specific voting instructions. Any broker non-votes or abstentions will have the same effect as a vote against this proposal.

3. THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 29, 2013.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to act as the Company’s independent registered public accounting firm and to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 2013. This appointment will continue at the determination of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance.

PwC has served as the Company’s independent registered accounting firm since August 1988, and one or more of the representatives of PwC will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The proposal to ratify the selection of PwC as the independent registered public accounting firm of the Company for the 2013 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

This will be considered a routine proposal, and brokers have the discretion to vote uninstructed shares on behalf of the shareholder. As a routine proposal, there will be no broker non-votes, although brokers may otherwise fail to submit a vote. Any failures by brokers to vote or abstentions will have the same effect as a vote against this proposal.

The Board knows of no other business for consideration at the Annual Meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

CORPORATE GOVERNANCE

Director Nomination Procedures

Criteria for Board Nomination. The Governance and Nominating Committee considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and ensures that at least a majority of the directors are independent under the rules of the New York Stock Exchange, that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the New York Stock Exchange, and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”). Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, and willingness to devote adequate time to Board duties. A more detailed description of the qualifications for directors is contained in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.checkpointsystems.com.

The Governance and Nominating Committee annually reviews the individual skills and characteristics of the Directors, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. Although the Company has no formal policy regarding diversity, the Governance and Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of Directors and prospective nominees to the Board. The Company recognizes the value of diversity and seeks to have a diverse Board, with experience in global retail, apparel and consumer goods along with experience in manufacturing, mergers and acquisitions and financial expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Governance and Nominating Committee generally considers re-nomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by the Governance and Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Governance and Nominating Committee and the Chairman of the Board. The Governance and Nominating Committee evaluates which of the prospective candidates are qualified to serve as a director and whether the Governance and Nominating Committee should recommend to the Board that the Board nominate, or elect to fill a vacancy with these final prospective candidates. Candidates recommended by the Governance and Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Recommendations. The Governance and Nominating Committee uses a similar process to evaluate candidates recommended by shareholders. To date, the Company has not received any shareholders proposals to nominate a director.

In accordance with the Company’s bylaws, shareholder nominations for director may be made only by a shareholder who (1) was a shareholder of record (or, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in Section 2-10 of the Company’s bylaws and at the time of the annual meeting, (2) is entitled to vote at the annual meeting, and (3) has complied with Section 2-10 of the Company’s bylaws as to such nomination.

The bylaws require the nominating shareholder to (1) provide timely notice (which, for the 2014 annual meeting, must be received no earlier than January 31, 2014 nor later than March 22, 2014, subject to certain conditions if the meeting date changes by more than 30 days from the date of the 2013 annual meeting) in writing and in proper form to the Secretary of the Company at Checkpoint Systems, Inc. Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086, attention Corporate Secretary, and (2) provide any updates or supplements to such notice as required by Section 2-10 of the bylaws.

The shareholder’s notice to the Secretary must set forth:

(1) As to the nominating shareholder, (A) the name and address of such person (including, if applicable, the name and address that appear on the Company’s books and records), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such person, or as to which such person has a right to acquire beneficial ownership at any time in the future, and (C) any “Disclosable Interests” of such person (as such term is defined by Section 2-9(c)(ii) of the bylaws, as modified by Section 2-10); and

(2) As to each person who a nominating shareholder proposes to nominate as a director, (A) the name and address of such person (including, if applicable, the name and address that appear on the Company’s books and records), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such person, or as to which such person has a right to acquire beneficial ownership at any time in the future, and (C) any “Disclosable Interests” of such person (as such term is defined by Section 2-9(c)(ii) of the bylaws, as modified by Section 2-10), (D) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934 (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating shareholder, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(3) Such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the Company’s corporate governance guidelines or (B) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

Board of Directors and Committees

Board Composition. With the exception of George Babich, Jr., who serves as an officer of the Company, all other directors have been determined to be independent by the Board of Directors, in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. The Board of Directors has made an affirmative determination that each of William S. Antle, III, Stephen N. David, Harald Einsmann, R. Keith Elliott, Julie S. England, Marc T. Giles, Jack W. Partridge and Sally Pearson (each, an “Independent Director” and together, the “Independent Directors”) has no material relationship with the Company.

These conclusions were based on a separate review with the Governance and Nominating Committee of each Independent Director’s background for any possible affiliations with or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from the Company and/or its subsidiaries. Following these reviews, the Board of Directors determined that all of the Independent Directors were “independent” for purposes of the New York Stock Exchange listing standards and the categorical standards for independence set forth below. During the past three years, no Independent Director (or any member of an Independent Director’s immediate family) has:

—	been employed by the Company;

—

received more than $120,000 in direct compensation from the Company in any 12-month period (other than for director and committee fees and pension or other forms of deferred compensation for prior service);

—	been affiliated with or employed by an auditor of the Company or the Company’s internal audit staff;

—	been employed by any company whose compensation committee includes an officer of the Company; or

—

been employed by a company that has made payments to, or received payments from, the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Mr. Antle serves as Chairman of the Board of Directors. The Chairman of the Board is responsible for:

—	convening and presiding at all meetings of the board, including executive sessions of the independent directors;

—	coordinating the activities of our independent directors;

—	facilitating communications between the chief executive officer and other board members;

—	reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

—	assuring that appropriate topics are being discussed with sufficient time allocated for each; and

—	reviewing the results of the chief executive officer’s performance evaluation with the chief executive officer and with the chair of the Compensation Committee.

When performing these duties, the chairman of the board consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

Board Meetings.  The Board met fifteen times during 2012 (six regular meetings and nine telephonic meetings). Each Director attended at least 75% of the toal regularly-scheduled and special meetings of the Board of Directors and the committees on which he or she served (held during the period that he or she served). It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All of the Board members, who were serving as Board members in 2012, attended the Company’s 2012 Annual Meeting of Shareholders.

The Board believes that the number of scheduled Board meetings should vary with circumstances, and that special meetings should be called as necessary. While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the Company, the Board feels it is the responsibility of individual directors to make themselves available to attend both scheduled and special Board and committee meetings on a consistent basis. There are a minimum of four Board meetings annually.

Non-employee directors regularly meet in executive sessions without the presence of management. Mr. Antle, as Chairman of the Board, presides over such executive sessions. Non-employee directors include all Independent Directors as well as any other directors who are not officers of the Company, whether or not “independent” by virtue of a material relationship with the Company or otherwise.

During 2012, the Board and each of the Board Committees evaluated their own performance through self assessments.

Board Committees.  It is the intent of the Board that Committee members and Committee Chairs will be rotated on a regular basis in accordance with a pre-determined rotation schedule. The assignment of Committee members and Committee Chairs shall be recommended by the Governance and Nominating Committee and approved by the Board. Although rotation is preferred there is no specific restriction on assignments outside of the rotation based on Committee requirements. The following table sets forth the Committees of the Board, the composition thereof, as of April 10, 2013, and the number of meetings of each Committee held in 2012:

Name of Committee	Members of the Committee	Number of Meetings Held in 2012
Audit Committee	R. Keith Elliott*	6
	William S. Antle, III
	Stephen N. David
	Harald Einsmann
	Julie S. England

Compensation Committee	Harald Einsmann*	5
	William S. Antle, III
	Jack W. Partridge
	Sally Pearson

Governance and Nominating Committee	Jack W. Partridge*	6
	Stephen N. David
	R. Keith Elliott
	Julie S. England
	Sally Pearson

*	Chairperson.

Audit Committee.  The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Committee monitors the audit process and has sole responsibility for selecting the Company’s independent auditors. The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules. Dr. Einsmann has served on the Audit Committee of Harman International Industries, Inc., from 2007 to present. The Board has determined that such simultaneous audit committee service would not impair the ability of Dr. Einsmann to effectively serve on the Company’s Audit Committee.

The Board has determined that Messrs. Antle, Elliott and Einsmann are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934. Item 407(d)(5) further provides for the following safe harbor:

(i)	A person who is determined to be an audit committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 407.

(ii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 407 does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

(iii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 407 does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and acts at various times during the year to approve salaries, benefits and compensation arrangements for the Company’s officers, including the Chief Executive Officer, and to grant stock compensation and other equity based awards. The compensation paid to employee directors is approved by all of the Company’s independent directors. Each member of the Compensation Committee is independent as required by the New York Stock Exchange listing standards. The Compensation Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Board Leadership Structure and Rationale.  The Company’s business and affairs are managed by the Board currently comprised of 9 members. The Chairman of the Board is not an officer or employee of the Company. Mr. Babich, the Company’s President and CEO, is a member of the Board and is the only member of the Board who is employed by the Company. Mr. Babich is not a member of any of the Board’s three standing committees. The roles of Chairman of the Board and Chief Executive Officer were split in May 2012 to allow Mr. Babich to focus on the operational issues facing the Company while the board continued to provide strategic oversight, perspective and guidance to the Company’s leadership team.

Governance and Nominating Committee.  The Governance and Nominating Committee provides advice to the full Board with respect to: (a) Board organization, membership and function; (b) Committee structure and membership; and (c) succession planning for the executive management of the Company. In carrying out its duties, the Governance and Nominating Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable listing and legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board. Each member of the Governance and Nominating Committee is independent as required by the New York Stock Exchange listing standards. The Governance and Nominating Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Risk Oversight.  Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for developing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors approves our business strategy, reviews management’s assessment of the related risk, and determines with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board also delegates oversight to Board committees to oversee selected elements of risk:

—

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements and internal controls over financial reporting, and ensuring the independence of the independent auditor of the Company. The Audit Committee receives an annual risk and internal controls assessment report from the Company’s internal auditors. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets at least quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters.

—

Our Governance and Nominating Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees.

—

Our Compensation Committee oversees risk management by participating in the creation and subsequent review and approval of compensation structures that create incentives that encourage the appropriate level of risk-taking behavior consistent with the Company’s business.

Board Compensation. Directors receive reimbursement of out-of-pocket expenses for attending Board and Committee meetings. Employee directors receive no additional compensation for attending Board and Committee meetings. Set forth below is the compensation received in 2012 for non-employee directors.

Non-Employee Director Compensation

The following table sets forth the amount of various cash payments to non-employee directors for board and committee service in 2012.

Type of Compensation	Amount of Payment
Annual Retainer — Board Members	$30,000
Additional Annual Retainer — Chairman of the Board(1)	$60,000
Additional Annual Retainer — Committee Chairpersons	$7,500
Additional Annual Retainer — Audit Committee Chairperson	$10,000
In Person Board Attendance Fee (per day)	$2,000
Telephonic Board and Committee Meetings	$1,000
In Person Committee Meetings	$2,000

(1)	The Board approved an increase of the Chairman’s Annual Compensation from $30,000 per year to $60,000 for the period May 2, 2012 through May 30, 2013. The Chairman’s compensation will revert to $30,000 per year on May 31, 2013.

DIRECTOR COMPENSATION FOR 2012

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
William S. Antle, III	119,039	66,828	29,760	215,627
George Babich, Jr.	29,541	—	—	29,541
Stephen N. David	21,568	83,800	5,392	110,760
Harald Einsmann	73,537	66,828	—	140,365
R. Keith Elliott	82,938	66,828	—	149,766
Julie S. England	73,000	66,828	—	139,828
Jack W. Partridge	83,202	66,828	—	150,030
Sally Pearson	79,000	66,828	—	145,828
Robert N. Wildrick(5)	20,875	66,828	19,875	87,703

(1)	Amounts reflect compensation earned by each director during 2012. Messrs. Antle, David and Wildrick elected to defer their earned fees into phantom restricted stock under the Directors’ Deferred Compensation Plan.

(2)	The amounts shown represent the aggregate grant date fair value of stock awards granted during 2012, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 30, 2012, and filed on March 5, 2013.

(3)	During 2012, each director was awarded 7,000 restricted stock units (grant date fair value of $7.6375), which vest over a one year period. For each director who was awarded 7,000 restricted stock units who elected to defer their restricted stock units upon vesting, a 25% or 1,750 share matching restricted stock unit grant (grant date fair value of $7.6375), was awarded pursuant to the terms of the Directors’ Deferred Compensation Plan.

(4)	The amounts shown represent the fiscal 2012 Company match under the Directors’ Deferred Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned in cash and deferred into phantom restricted stock units in accordance with the Plan. The match for these deferrals vest one year from the date of grant.

(5)	Mr. Wildrick retired from the Company’s Board on April 13, 2012.

As of December 30, 2012, each director has the following number of options and stock awards outstanding, respectively: Mr. Antle, 42,000 and 61,250; Mr. David, 10,000 and -0-; Dr. Einsmann, 22,000 and 61,250; Mr. Elliott, 32,000 and 61,250; Ms. England 10,000 and 17,500; Mr. Partridge, 32,000 and 61,250; and Ms. Pearson, 37,000 and 56,000.

Awards to Non-Employee Directors and Other Compensation.

Under the Company’s 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), non-employee directors are eligible to receive equity-based compensation awards, including non-qualified stock options to purchase Common Stock of the Company. Pursuant to the terms of the Omnibus Plan, no director may receive total stock-denominated awards in a calendar year which correspond to more than 250,000 shares of Common Stock of the Company.

Each non-employee director receives a non-qualified stock option grant to purchase 10,000 shares of the Company’s common stock upon his or her initial election as a director. Beginning in 2006, pursuant to a board resolution, directors also receive an annual grant of 7,000 Restricted Stock Units (RSUs). The RSUs vest one year from the date of grant and a Director may elect to defer the receipt of the RSUs upon vesting under the Directors Deferred Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned and deferred into phantom restricted stock units in accordance with the Plan. The match for these deferrals vest one year from the date of grant.

Under the Company’s Directors’ Deferred Compensation Plan, non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Under the Directors’ Deferred Compensation Plan, non-employee directors may elect to: (1) receive cash for all services; (2) defer a percentage of cash compensation and receive 125% of the value of the deferred amounts in phantom common stock of the Company, valued on the last trading day of the calendar quarter in which he or she would have received a cash payment; provided, however, that any such shares that are deferred may generally not be distributed to the director until the earlier of the director’s separation from service or death; or (3) any combination thereof.

Shareholder Access to Directors

Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations department at (856) 848-1800, Ext. 2174. Any shareholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2012, Checkpoint went through a series of sweeping changes in response to ongoing economic uncertainty and operational challenges. Mr. van der Merwe retired from the Company on May 3, 2012. Mr. Babich was appointed as the Interim CEO on May 3, 2012 and has since been appointed as permanent CEO effective February 4, 2013. References to Mr. van der Merwe are included in the CD&A, Summary Compensation Table and other executive compensation tables because he was CEO for a portion of 2012.

The Compensation Committee has developed and implemented compensation policies, plans and programs that seek to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Annual base salary, annual incentive bonuses, and long-term incentive compensation are tied to performance in a manner that aims to encourage a sharp and continuing focus on effective capital allocation, cash flow management, revenue growth and long-term profitability, while motivating senior management to perform to the full extent of their abilities in the long-term interests of shareholders. The Company’s executive compensation programs also provide an important incentive in attracting and retaining talented executive officers.

Consideration of Shareholder Say-on-Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in May 2012, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee will continue to consider the outcome of say-on-pay proposals when making future compensation decisions for the named executive officers (NEOs).

Oversight of the Executive Compensation Program

The Compensation Committee provides oversight of and has overall responsibility for the Company’s executive compensation programs and established the specific compensation for the Company’s Named Executive Officers. The members of the Committee are: William S. Antle III, Harald Einsmann, Chairperson, Jack W. Partridge and Sally Pearson. In order to maintain objectivity, Committee members, who are all independent directors, have a three-year rotation schedule. The chair rotates every two years. Mr. Einsmann was appointed as Chairperson in May 2012. The Committee may retain the services of an outside compensation consultant to support the Committee’s oversight of the executive compensation programs. During fiscal year 2012, the Committee did not engage the services of any outside compensation consultants to review executive compensation.

Management’s Role in the Executive Compensation Process

The Company’s CEO and Vice President of Global Compensation, Benefits & HRIS, each played an important role in the Committee’s executive compensation process for fiscal year 2012. For fiscal year 2012, these executives provided their perspectives to the Committee regarding both executive compensation matters generally and the performance of the executives reporting to Mr. van der Merwe. At the Committee’s February 2012 meeting to approve 2011 incentive compensation and 2012 long-term incentive grants, these executives presented recommendations to the Committee on annual bonuses and long-term incentive compensation strategy. The Committee exercised its independent discretion regarding whether to accept management’s recommendations and made final decisions about each executive officer’s compensation levels and targets in executive session without management present.

The Role of the Consultants in the Executive Compensation Process

Mercer (a Marsh & McLennan Company specializing in global consulting for talent, health, retirement and investments) has been a consultant to the Compensation Committee since 2004 and representatives of Mercer have historically attended Committee meetings and attended executive sessions as requested by the Committee chairperson. In 2012, Mercer did not provide any compensation consulting services to Checkpoint and did not attend any of our Compensation Committee meetings. Specific to 2012 compensation the process included analyses that were conducted by Mercer in 2011, as well as 2012 published survey data from Mercer in making compensation decisions for the NEOs as it pertained to salary, bonus and long-term incentive grants.

Our Executive Compensation Program Objectives

This section covers the objectives of the executive compensation program, including the types of behavior and focus the program is designed to reward and how the various compensation components fit into the program. The following core principles reflect our compensation philosophy and objectives. The Company’s compensation program is intended to encourage superior performance and rewards executives only when specific results have been attained. The program is used to reinforce and encourage the attainment of performance objectives. Ultimately, executives who do not meet expected levels of performance over time could be terminated.

1. Provide Competitive Compensation to Executives

The Company operates in a competitive market for executive talent and aims to provide compensation that is sufficient to attract and retain the best talent. We have articulated a philosophy for competitive pay with respect to each compensation element and with respect to the compensation elements in the aggregate, as described below. In determining what constitutes the “market” against which NEO pay is evaluated for appropriateness, the Committee referenced broader published survey data in 2012. The source of our 2012 published survey data was Mercer.

In 2012, the Committee moved away from utilizing a formal peer group in order to save on external consulting fees for peer group analyses and because the annual long-term incentive plans no longer utilize peer group performance to determine payouts. The long-term incentive plans payout based on either an internal performance metric and/or performance versus a broader index (i.e. the Russell 2000). As stated in the above paragraph, we used published survey data to benchmark NEO compensation in 2012. The following surveys were referenced when benchmarking each NEO for 2012: 2012 Spain Total Remuneration Survey (TRS), 2012 Mercer United Kingdom Total Remuneration Survey (TRS) and 2012 Mercer United States Market Benchmark Database (MBD).

Competitive data is compiled from published surveys to provide information on the magnitude of total executive pay, the mix between base salary, annual incentives and long-term incentives, and executive compensation practices and plan designs. The broader published survey data focuses on (i) general industry companies ranging in revenue size from $375 Million to $1.5 Billion and (ii) companies within the electronics and general manufacturing industries. This data, which includes broadly-available compensation survey data from leading survey providers, including Mercer and other companies, is used to provide a reference of competitive pay data for purposes of consistency. The Committee reviews and considers the aggregated survey data for purposes of developing a baseline understanding of types of compensation, including compensation levels and elements derived from this supplementary pooled data. The Committee does not see the identity of any of the surveyed companies and the aggregated data is reviewed to ensure that our compensation levels and elements are consistent with market standards and norms.

The survey data identifies the competitive market for pay for individual positions. The Company’s executive pay packages are evaluated against this survey data and, in combination with other factors, judgments about appropriate compensation levels are determined. The Committee’s philosophy is to, over time, provide base salaries (fixed salaries) that fall within a competitive range and take into consideration a series of factors, such as compensation levels required to recruit talent capable of leading significant growth. Our NEO base salaries are intended to align with the median of the published survey data. Performance-based, variable incentives are emphasized to deliver total compensation levels that vary depending upon individual and Company performance. In 2012, we determined total cash compensation (“TCC”) comparative levels for the NEOs based on published survey data.

2.	Emphasize Variable Performance Pay Over Fixed Pay and Long-Term Goal Attainment Over Short-Term Goal Attainment

The Committee believes that the higher the level of executive responsibility, the more pay should be tied to performance. The targeted compensation mix is aligned with competitive market pay mix practices so that on average approximately 40% of each NEOs compensation is in base salary and approximately 60% is in variable compensation. In keeping with this philosophy, 31% of the CEO’s compensation is in base salary. As described more fully below, variable compensation consists of awards for both annual and long-term performance. The mix of variable compensation is intended to emphasize achievement of both short and long range goals. As a result, of the total amount of variable compensation target opportunity, approximately one-half focuses on long-term performance and one-half focuses on the achievement of annual goals. This mix helps us support the objective of focusing the NEOs on achieving long-term results, but also placing meaningful weight on the achievement of annual operating objectives.

3.	Align our Compensation with Shareholders’ Economic Interests

The Committee’s ultimate objective is to increase the value of the Company’s shares for our shareholders. The compensation program is designed to align management with this objective through the use of long-term incentives that are delivered in the form of equity, including stock options and performance-contingent stock grants. In other words, a significant portion of each executive’s compensation package serves to align the level of compensation received with the benefits delivered to shareholders. The Company also has share ownership guidelines that require each executive and director to hold a meaningful economic stake in our stock. Finally, the Company offers a voluntary deferred compensation plan under which executives may defer cash compensation in the form of stock units, which encourages executives to invest in Company stock. These programs are described in more detail below. See “Elements of the Executive Compensation Program”.

Differentiate Compensation for Individual Performance

The Committee aims to foster a performance-oriented culture that recognizes differing contributions from our executives. The executive compensation program is administered to reinforce the specific contributions of individuals in furthering our goals. Specifically, each year an annual performance evaluation of each NEO is completed to assess individual contributions to the Company. The evaluation for NEOs other than the CEO is conducted by the CEO and reviewed by the Committee. The CEO evaluation is conducted by the Committee for determining overall performance and related compensation decisions. Performance is assessed based on agreed upon objectives and other criteria, such as contributions made outside specified goals. The performance rating of each individual NEO, in addition to the performance of the Company as a whole, is measured through annual and long-term incentive goals, directly affecting compensation levels. For example, base salary increases, annual incentive awards, and grants of long-term incentives are tied to both Company and individual performance. Individual performance is determined by a review of management business objectives (“MBOs”), leadership competencies and other significant contributions made outside stated MBOs. In 2012, Corporate Financial Performance was measured by Revenue Growth, Operating Margin and Return on Invested Capital (ROIC). The CEO’s bonus target opportunity was 100% of base salary and the other NEOs’ bonus targets were 75% of base salary.

The Committee aims to establish executive compensation that is competitive on a global basis recognizing that the business operates globally and that we need talent that can be recruited from a variety of locations around the world. Our compensation structure also is intended to enable our most senior executives to maintain a consistent emphasis on achieving annual and long-term performance results regardless of location. Total compensation levels for each NEO may differ based on his or her responsibilities, level of performance, and geographic location to account for cost of living differences.

Elements of the Executive Compensation Program

This section describes each element of compensation used by us, the rationale for each element, why the Committee chose to incorporate each element into our compensation practices, how each element furthers the Committee’s compensation goals and philosophies and the methodology used to determine the amount of each element.

The primary elements of the executive compensation program are summarized as follows:

Element	Objective Achieved	Purpose	Competitive Position
Base salary	Pay-for-performance Quality of talent to lead growth	Provide annual cash income based on: • level of responsibilty, experience and performance • comparison to market pay information	Compared to 25-75th percentile range of published survey data Actual base salary will vary based on the individual’s performance and proven capabilities

Annual cash incentive	Pay-for-performance

Motivate and reward achievement of the following annual performance goals:

• key corporate financial goals

• other corporate financial and strategic performance goals

• performance of the business unit or staff function of the individual, as applicable

Target compared to median of published survey data Actual payout will vary based on actual corporate and business unit or staff function performance

Long-term equity incentive	Shareholder alignment Focus on long-term success Pay-for-performance Quality of talent	Provide an incentive to deliver shareholder value and to achieve our long-term objectives, through awards of: • performance-based restricted share units • stock option grants

Target compared to median of published survey data

Actual payout of performance-based restricted share units will vary based on actual corporate performance

Actual payout will vary based on actual stock performance

Retirement benefits	Quality of talent	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	Benefits comparable to published survey data

Post-termination compensation (severance and change in control)	Quality of talent

Attract and retain executives critical to our long-term success and competitiveness:

• Severance Pay Plan, which provides eligible employees with payments and benefits in the event of certain involuntary terminations

• Executive Severance Plan, which provides executives payments in the event of a qualified separation of service following a change in control

Subject to review and approval by the Committee on a case-by-case basis

Base Salary

NEO base salaries are intended to provide a base level of fixed compensation for performance of the core function of each position’s responsibilities. Salary levels are set based on a variety of factors, including the executive’s responsibilities, skill, experience and performance, as well as competitive norms.

Salaries for NEOs may be adjusted periodically if a significant change in market salary level occurs, a NEO is promoted, or internal inequities warrant an adjustment. The CEO’s salary is established by the Committee. For other NEOs, the CEO recommends a base salary adjustment to the Committee for its review and approval. Salary increases are meant to make our base salaries competitive as compared to the published survey data, to recognize increased levels of responsibilities, and due to inflation. In 2012, none of our NEOs received base salary adjustments.

Annual Incentive

NEOs are also eligible for annual incentive awards, which are approved by the Committee. Annual incentive awards are dependent on the achievement of (i) the Company’s Corporate Financial Performance objectives and (ii) individual objectives (that is, MBOs). For 2012, performance awards were provided under the shareholder-approved Omnibus Plan. The purpose of the annual incentive awards is to reinforce the importance of attaining targeted financial performance and other objectives determined to be important for each year based on our business strategy. For 2012, the Corporate Financial Performance (CFP) measures were Revenue Growth, Operating Margin and Return on Invested Capital (ROIC).

The target annual incentive payouts for the NEOs for 2012, as approved by the Committee, were as follows:

NEO	Grade	Target MBO Payout as a % of Base Salary (If All Individual MBO’s are Achieved)	Threshold* MBO Payout as % of Base Salary	Maximum MBO Payout as % of Base Salary	Maximum Payout as % of Base Salary (If both MBO and CFP are Achieved at Maximum Levels)
George Babich, Jr.[1]	25	n.a.	n.a.	n.a.	n.a.
Raymond D. Andrews	21	75%	15%	90%	135%
Per H. Levin	21	75%	15%	90%	135%
S. James Wrigley	21	75%	15%	90%	135%
Farrokh K. Abadi	21	75%	15%	90%	135%
John R. Van Zile[2]	21	75%	15%	90%	135%
Robert P. van der Merwe[3]	25	100%	25%	150%	150%

*	- no payout below threshold result

(1)	Mr. Babich was appointed Interim CEO on May 3, 2012 and has since been appointed permanent CEO on February 4, 2013. He was not part of the MBO plan in 2012.

(2)	Mr. Van Zile retired on August 16, 2012.

(3)	Mr. van der Merwe retired as CEO & Chairman on May 3, 2012.

These levels were established to ensure a competitive annual incentive opportunity with a range of payouts tied to performance achievements, consistent with the philosophy of linking compensation to performance. Payment of maximum annual incentive amounts is targeted so that cash compensation approximates the 75th percentile of the published survey data, with strong business performance. The maximum percentage was determined by the Committee after reviewing market data.

After individual MBO results are tabulated, the Corporate Financial Performance multiplier is applied to calculate the final bonus. The Corporate Financial Performance multiplier can range from 0% up to 150%. If the 3 CFP metrics are achieved at threshold, the multiplier would be 25%. In 2012, Operating Margin had the highest weight (50%) in the plan for the NEOs, while Revenue Growth and ROIC were each weighted at 25%.

MBOs and Incentive Payouts

Annual incentive compensation is determined on an individualized basis according to a list of MBOs, which is set for each of our executives, as recommended by the CEO and approved by the Committee, including each NEO, at the beginning of each year. Each NEO is eligible for a targeted payout, measured as a percentage of base salary for achieving the MBOs at target. Actual results against the stated MBO will determine the ultimate payout. The maximum payout percentages are set forth in the table above. For the maximum payout to be realized, all MBOs and Corporate Financial Performance need to be achieved at the maximum performance levels.

The MBOs are performance targets and are directly linked to each year’s financial and strategic objectives of the Company. In addition to a Corporate Financial Performance MBO, each executive is assigned between five and eight individual performance goals to achieve. The MBOs are assigned a weight based on their relative importance which corresponds to the portion of the annual incentive that is linked to achievement of a particular goal. If the MBO threshold achievement is reached, a portion of the annual incentive is paid. If it is not reached, that portion of the incentive is not paid. The Committee’s intent in establishing these goals and target percentages for each NEO is to provide a certain level of difficulty (compared to prior year goals) in achieving the goals and receiving annual incentive awards. Payment of annual incentives will vary from year to year based on both individual and Company performance.

A primary component of each NEO’s MBOs is the achievement of Corporate Financial Performance. In 2012, the Corporate Financial Performance multiplier acted as a modifier for bonus pool funding. For 2012, the following payout schedule applied to the NEOs:

		CKP Performance			Payout %
Metric	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
Revenue (as % of Target)	25%	$813.1M	$873.9M	$935.5M	25%	100%	150%
Operating Margin	50%	5.04%	6.60%	7.61%	25%	100%	150%
ROIC	25%	4.29%	6.30%	7.85%	25%	100%	150%
	100%	2012 CFP Multilpier			25%	100%	150%

Based on actual 2012 results, the 2012 Corporate Financial Performance Multiplier was 0%, which resulted in no performance incentive payouts for our NEOs.

2012 Discretionary Bonuses

The Committee met in February 2013, to review overall Company performance within the context of a revised strategy and reforecast results. After reviewing all information related to 2012, the Committee approved discretionary bonuses for the NEOs as follows:

NEO	2012 Discretionary Bonus
George Babich, Jr.	$565,000
Raymond D. Andrews	$125,000
Per H. Levin	$275,000
S. James Wrigley	$325,000
Farrokh K. Abadi	$225,000

Mr. Babich’s discretionary bonus was based on his Interim CEO agreement, which allowed the Board to award him a bonus based on the Board’s discretion. For the other listed NEOs, Mr. Babich recommended the amounts to the Committee and the Board based on our improved performance in the second half of 2012. Each of the listed NEOs had responsibility for (i) the execution of the $102 million Global Restructuring Plan, including Project LEAN, which delivered $14.1 million of incremental cost savings in the second half of 2012, and (ii) the objective to deliver $50 million to $60 million of working capital improvements by June 2013 of which $34.6 million were achieved in the second half of 2012, the first six months of the program. After reviewing this information, the Committee approved the discretionary bonuses.

Long-Term Incentives

The Committee grants long-term compensation pursuant to the shareholder-approved Omnibus Plan. The plan provides that the Committee has the authority to award stock options (incentive and non-qualified stock options), stock appreciation rights, stock awards (restricted and unrestricted), phantom shares, dividend equivalent rights and cash awards to eligible individuals.

Long-term incentives are typically structured to reward multi-year performance, focusing both on the achievement of multi-year financial objectives and long-term increases in shareholder value. For NEOs, long-term incentive target amounts are set by referencing a variety of factors. Actual awards may fall above or below the target level (typically within 10-15%) for an individual based on the individual and/or Company performance.

In 2012, long-term incentive awards to NEOs were in the form of stock options (representing 30% of the total value of awards granted in 2012), restricted stock units or RSUs (representing 20% of the total value of awards granted in 2012) and performance shares (representing 50% of the total value of awards granted in 2012 at target performance shares issued). The Committee used published survey data to provide examples of target equity incentive awards granted to similarly situated executives as one reference in the target setting process. The targeted long-term incentive values for the NEOs when added to their targeted Total Cash Compensation (TCC = base salary + annual target incentive) opportunity, approximate the 75th percentile of published survey data for Total Direct Compensation (TDC = TCC + LTI).

The dollar amounts for stock options, RSUs and performance shares awarded during 2012 were converted into options and shares by estimating a stock price for the date of grant. The equity incentive award target amounts are recommended by management to the Committee for approval. The Committee, at its discretion, may modify the amounts recommended to take into account historical factors such as legacy grants, previous equity incentive awards received by an executive officer or prior awards granted to our other executive officers and/or to take into account management’s qualitative review of performance. In addition, the amount of equity incentive awards provided to NEOs may also be adjusted by the Committee based upon the level of achievement by the NEOs of the MBOs discussed above under the section regarding Annual Incentives. The Committee may also evaluate the expected future contributions of the NEOs to achieve our strategies when determining the long-term incentive awards to ensure proper retention and alignment of each NEO.

Awarding stock options, restricted stock units and performance shares reinforces the achievement of shareholder value objectives, because the ultimate award payout is denominated in our stock, reinforcing management’s alignment with shareholder interests. As more fully described below, the performance share program also provides an incentive to attain high-priority, multi-year financial objectives to reinforce management’s long-term performance orientation.

The following discussion provides additional detail regarding our stock options, RSUs and performance share grant practices and the policies behind these practices.

Stock Options

Stock options are used to provide an incentive to increase the share price of our stock. We believe stock options are particularly effective since a recipient receives economic value only when our share price appreciates. Option grants also support NEO retention by providing for vesting in installments over three years. If an NEO’s employment is terminated prior to vesting for any reason other than in connection with a Change in Control, any remaining unvested awards are forfeited. For all NEOs, vested awards may continue to be exercised for a defined period of time following termination of employment, which varies depending upon the reason for termination of employment. The ability to exercise the stock options for limited periods of time post-termination enables the employee to realize any gain on options that were earned prior to termination, which is consistent with the incentive aspect of the award. In the event of a Change in Control of the Company, any unvested options become fully vested and exercisable only if the NEO’s employment is also terminated without “cause” by the Committee or its successor. The Company provides for the vesting upon termination of employment in connection with a Change in Control of the Company in order to encourage executives to seek out and support transactions that are in the best interest of the Company and its shareholders even though they may personally experience potential loss of employment and other economic risk as a result of the transaction.

The Committee follows a process of granting equity awards annually. This is typically reviewed at the first Committee meeting each year. The exercise price of an option is equal to the average trading price on the date of grant. Outside of this timeframe, grants are sometimes provided to new hires.

Restricted Stock Units (RSUs)

Restricted Stock Units are used to encourage retention with a time-vested, long-term incentive award to our NEOs. The other long-term incentive vehicles (stock options and performance shares), which are typically weighted at 70% of the grant value for an NEO, require an increase in stock price (in the case of stock options) or attainment of aggressive performance goals (in the case of performance shares). Approximately 30% of the total long-term incentive grant value is provided to our NEOs in the form of RSUs. The greater the Company’s stock price on the day the RSU vests, the greater the value delivered to the NEO.

Performance Shares

The Long Term Incentive Plan (“LTIP”), which was developed and adopted in 2005, provides for distributions under the plan in the form of shares of Company stock. With the introduction of this performance share plan, the Committee began a shift in the composition of our equity-based awards, in line with market trends, away from awarding primarily options and toward a mix of performance share awards and stock options, as appropriate for the individual receiving the awards.

Under the LTIP, a NEO is granted a target number of shares that would be paid to the NEO at the end of a three-year period if specific corporate performance objectives are met. The actual number of shares paid may range from 0% to 200% of the target award amount based on the achievement of performance objectives. The performance goals are Company-wide financial measures selected and set by the Committee and may be different for different performance periods. None of the awards granted under these plans have vested due to performance thresholds not being met.

2010 — 2012 Performance Shares

The 2010 — 2012 Performance Share plan uses 2 performance metrics: 3-year average Return on Invested Capital (ROIC) and EPS percent growth. The ROIC metric is measured on an absolute basis, while the EPS metric is measured on a relative basis versus the Russell 2000 Index. The program pays out in accordance with the following schedule:

		CKP Performance			Payout %
Metric	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
3-year average ROIC (absolute)	50%	9.5%	10.0%	10.5%	50%	100%	200%
3-year EPS % Growth (relative to Russell 2000)	50%	25th Percentile	50th Percentile	75th Percentile	50%	100%	200%

Payouts will be interpolated using linear regression for results between threshold and target, and target and maximum levels.

2011 — 2013 Performance Shares

The 2011 — 2013 Performance Share plan uses 2 performance metrics: 3-year average Return on Invested Capital (ROIC) and EPS percent growth. The ROIC metric is measured on an absolute basis, while the EPS metric is measured on a relative basis versus the Russell 2000 Index. The program pays out in accordance with the following schedule:

		CKP Performance			Payout %
Metric	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
3-year average ROIC (absolute)	50%	9.0%	11.0%	13.0%	50%	100%	200%
3-year EPS % Growth (relative to Russell 2000)	50%	25th Percentile	50th Percentile	75th Percentile	50%	100%	200%

Payouts will be interpolated using linear regression for results between threshold and target, and target and maximum levels.

2012 — 2014 Performance Shares

The 2012 — 2014 Performance Share plan uses 1 performance metric: EBITDA growth. This performance goal has a potential to vest 1/3rd per year based upon obtaining the EBITDA goals listed in the table below for each of the performance periods. If the vesting in one performance period is missed, cumulative vesting will occur if the multiple periods’ average EBITDA growth is achieved. The program pays out in accordance with the following schedule:

Year	EBITDA Growth (needed for period vesting)	Period Vesting %	EBITDA Growth (needed for cumulative vesting)	Cumulative Vesting %
2012	25%	33%	25.0%	33%
2013	20%	33%	22.5% (2 yr avg)	66%
2014	10%	34%	18.3% (3 yr avg)	100%

Performance Share Termination Provisions

If employment is terminated for any reason (other than change in control) prior to the end of the performance period, or if there is a change to ineligible status prior to the end of the performance period, all outstanding shares are canceled. Upon a termination due to a change in control (as defined below), a payout of shares at target, pro-rated for the full months elapsed during the performance period, is to be made within two and one-half months after the change in control takes effect or the termination occurs, whichever is later.

For purposes of the Performance Share Plan, a “change in control” of Checkpoint will occur if (i) any person or entity or group acting in concert (an “Acquirer”) acquires from the shareholders of the Company (whether through a merger, a consolidation, or otherwise) and possesses, directly or indirectly, the power to elect or appoint or approve the appointment of a majority of the Board of Directors and does, in fact, elect or appoint or approve the appointment of the majority of the Board; or (ii) an Acquirer obtains the right or power to elect a substitute or replacement Board, and does, in fact, exercise such right; or (iii) the shareholders of the Company approve an agreement for the sale or disposition by Checkpoint of substantially all of the Company’s assets to an Acquirer.

In the event of a change in control as defined above, a termination due to a change in control shall have occurred only if one of the following occurs within 90 days before or after the date of the change in control: (i) the employee’s employment is terminated by Checkpoint or the Acquirer without cause (as defined below); (ii) the employee is assigned duties substantially inconsistent with his or her position, duties, responsibilities or status, or the employee’s duties are substantially reduced; (iii) the employee’s principal office is relocated more than thirty (30) miles from our current principal office location; or (iv) the employee’s base salary is reduced.

For purposes of the Performance Share Plan, “cause” means (i) the employee’s willful and continued insubordination or failure or refusal to perform his or her duties after notice by the Company specifically identifying the offending conduct; (ii) dishonesty in the performance of job duties; (iii) the employee’s subjection to a judgment, decree or final order of a judicial or administrative body of competent jurisdiction effectively preventing participant from the substantial performance of his or her duties or causing substantial damage to the Company or to its business reputation; or (iv) employee’s conviction of a felony or a crime involving moral turpitude which, in the reasonable judgment of the Company, renders participant unfit to continue his or her office or causes substantial damage to the Company or its business reputation.

Share Ownership Guidelines

To ensure that the interests of all executives and senior managers are aligned with shareholder interests, the Board has established a program that requires that the non-employee directors and NEOs (and other executives and managers) have a meaningful equity stake in the Company by investing and holding a significant amount of our stock. The Stock Ownership Program sets stock ownership levels for the NEOs, which are set forth in the table below. Vested and unvested “in the money” stock options, vested and unvested restricted stock, deferred compensation units and all of the stock held in our 423 Employee Stock Purchase Plan count toward compliance. Each NEO has five years from their appointment date in which to meet their holding requirements.

We changed our share ownership guidelines in 2008 because the drop in stock price due to poor economic conditions would have made the ownership targets unrealistically high under the prior guidelines. In 2008, the guidelines were amended to provide that for an NEO with a grade of 18 or higher, including the CEO, the level is set as the lesser of (i) a dollar value or (ii) a fixed number of shares. The current guidelines are set forth in the table below:

NEO	Grade	Salary (USD)[1]	Multiplier	Level of Stock Ownership Required[2]	Amount Required	Status as of 10 April 2013	Required by Date
George Babich, Jr.	25	$850,000	4	226,667	$3,400,000	Meets	May-17
S. James Wrigley	21	$436,800	3	87,360	$1,310,400	Does not meet	Mar-15
Per H. Levin	21	$377,000	3	75,400	$1,131,000	Meets	Mar-09
Raymond D. Andrews	21	$357,000	3	71,400	$1,071,000	Meets	Sep-13
Farrokh K. Abadi	21	$315,000	3	63,000	$945,000	Meets	Dec-12

(1)	FX Rates: 1 EUR = 1.3 USD; 1 GBP = 1.6 USD; excludes pension amounts captured as salary in Summary Compensation Table

(2)	Assumes a stock price of $15

Deferred Compensation Program

To assist NEOs in meeting their capital accumulation objectives and to provide for income tax deferral opportunities, each NEO may defer up to 50% of base salary and up to 100% of bonus (Annual Cash Incentive Compensation) into our deferred compensation plan. This facilitates ownership of our stock by participants. The Company currently match 25% of the deferred amounts, up to the indicated maximum amounts. The 25% match is provided to give executives an incentive to acquire and hold Company stock. It also facilitates compliance with the Share Ownership Guidelines discussed above. All deferred amounts are invested in Company stock, with a three-year vesting period, except for executives 55 years old or older, for whom the match vests immediately.

Benefits and Perquisites

The NEOs generally receive the same benefits as other employees. During 2011, nominal benefits and perquisites were paid to NEOs. These are described more fully in the footnotes to the Summary Compensation Table.

Severance Policy for NEOs

The Committee believes that providing a reasonable severance payment in the event of termination of employment of an NEO is an important retention tool and provides security to the NEOs with respect to their terms of employment. The severance policy for NEOs provides severance benefits for terminations other than voluntary terminations or terminations for “cause”. Please see the section below titled “Potential Payments Upon Termination or Change in Control” for a description of the terms of these agreements.

Severance/Change in Control Arrangements for NEOs

The Board has established certain severance arrangements (including benefits upon a Change in Control) under a Termination Policy for our NEOs. Our policies on severance are intended to provide fair and equitable compensation in the event of termination of employment.

For Change in Control situations, the policy helps to ensure that NEOs will undertake transactions and other corporate actions that may be in the shareholders’ best interests, but that may lead to the termination of the NEOs’ employment. By providing severance upon termination of employment in connection with a Change in Control of the Company, we intend to provide executive compensation that is sufficient to mitigate the risk of loss of employment and make the executives willing to undertake a transaction.

Severance includes:

—	Levels of severance that are competitive with the market; for executives the total amount of severance is directly tied to the length of the non-compete period.

—

Upon a Change in Control, a requirement that an executive actually be terminated without Cause, or terminate for Good Reason, in order to receive severance. Our policies for this severance reflect that an executive should face a true economic loss before severance is collected.

The purpose of the Termination Policy for executives is to provide a fair framework in the event of the termination of employment of executives for reasons other than for Cause or Good Reason. The policy does not apply to executives who voluntarily terminate or who are terminated for Cause. The amount of severance is the greater of that provided by the policy, any employment contract, local law or other entitlement, but is not cumulative. With respect to the NEOs, any severance provided under the Termination Policy would be in excess of any severance the individual NEO may be entitled to under the NEOs employment agreement, and therefore severance is generally not paid pursuant to the terms of the NEO employment agreements but rather the Termination Policy. A condition of receiving severance under the policy is that the executive sign a general release and non-compete agreement in a form satisfactory to us at the time of termination. The non-compete period under this policy is twelve months. The severance payment period under the Termination Policy in the event of termination not in connection with a Change in Control is 24 months for the NEOs.

If an NEO is terminated pursuant to a Change in Control as defined in the Termination Policy, the NEO will be entitled to receive the following:

—	The executive’s base salary for a period equal to 1.5 times the severance payment period;

—	Continued participation in our welfare benefit plans for the period during which severance is paid.

Additional Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the other NEOs (other than the CFO) included in the Summary Compensation Table. This limitation does not apply to qualifying “performance-based compensation.” Section 162(m) considerations, as well as financial accounting implications, are factors considered when developing executive compensation programs. However, the Committee primarily considers our business purpose when structuring compensation arrangements with NEOs as appropriate to support the Company’s strategic business objectives and the attraction and retention of executives.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2010, 2011, AND 2012

The following table shows the compensation for each of the Named Executive Officers (collectively, the “NEOs”) for fiscal years 2010, 2011, and 2012:

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
George Babich, Jr.	2012		562,308	565,000	194,064	477,646	—	91,137	1,890,155
President and Chief	2011		—	—	147,656	—	—	76,555	224,211
Executive Officer(6)	2010		—	—	165,068	—	—	81,000	246,068

Raymond D. Andrews	2012		363,865	125,000	101,931	45,017	—	29,670	665,483
Senior Vice President and	2011		357,000	—	143,367	63,337	—	23,452	587,156
Chief Financial Officer(7)	2010		351,900	—	138,156	76,346	96,847	37,227	700,476

S. James Wrigley	2012	(5)	458,589	325,000	114,583	50,678	—	3,914	952,764
President,	2011		453,218	—	161,302	71,251	—	4,016	689,787
Apparel Labeling Solutions	2010		340,939	—	142,234	361,920	104,601	3,872	953,566

Per H. Levin	2012	(5)	423,043	275,000	101,931	45,017	—	17,250	862,241
President and Chief Sales Officer,	2011		458,234	—	143,367	63,337	230,454	11,658	907,050
Shrink Management Solutions and	2010		437,172	—	155,430	85,886	115,644	51,271	845,403
Merchandise Visibility Solutions

Farrokh K. Abadi	2012		321,058	225,000	101,931	45,017	—	33,007	726,013
President and Chief Operating Officer,	2011		311,020	—	143,367	63,337	—	20,269	537,993
Shrink Management Solutions	2010		299,423	—	120,883	66,803	95,490	18,785	601,384

Robert P. van der Merwe	2012		375,962	—	—	—	—	2,176,664	2,552,626
Former Chairman, President and	2011		850,000	—	716,905	316,670	—	60,511	1,944,086
Chief Executive Officer(8)	2010		848,365	—	587,172	324,472	350,000	122,586	2,232,595

John R. Van Zile	2012		222,547	—	89,041	39,411	—	116,933	467,932
Former Senior Vice President, General	2011		290,850	—	125,455	55,414	—	6,961	478,680
Counsel and Secretary(9)	2010		286,695	—	120,883	66,803	87,094	30,503	591,978

(1)	These amounts represent discretionary performance bonuses earned during fiscal years 2012, 2011 and 2010.

(2)	The amounts shown represent the aggregate grant date fair value of stock awards and stock options granted during 2012, 2011 and 2010, determined in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 30, 2012. The maximum possible grant date value of performance shares granted during 2012 was as follows: $72,773 for Mr. Andrews; $81,840 for Mr. Wrigley; $72,773 for Mr. Levin; $72,773 for Mr. Abadi, and $63,587 for Mr. Van Zile. The value of the stock awards and option awards granted to the NEO in 2012 is reflected on the Grants of Plan–Based Award table below. In accordance with Mr. van der Merwe’s employment agreement, all unvested stock options and stock awards became vested upon his retirement. All unvested stock awards and option awards granted to Mr. Van Zile were forfeited upon his retirement in 2012.

(3)	Non-Equity Incentive Plan Compensation is comprised of annual incentive bonuses and individual performance incentive bonuses awarded under the Omnibus Plan earned in fiscal 2012 and paid in 2013, earned in fiscal 2011 and paid in 2012, or earned in fiscal 2010 and paid in 2011, as applicable. In 2012, no NEO realized an annual incentive bonus as a result of quantitative objectives regarding financial performance not being met.

(4)	The amounts reported in the All Other Compensation column for fiscal 2012 include: (1) Mr. Babich’s $61,298 deferred compensation match expense under the Company’s Executive Deferred Compensation Plan, director compensation of $29,541, and $298 for life insurance premiums; (2) Mr. Andrews’ $19,406 related to transition reimbursements, $9,753 deferred compensation match expense under the Company’s Executive Deferred Compensation Plan, and $511 for life insurance premiums; (3) Mr. Wrigley’s $3,914 related to the payment of health benefits; (4) Mr. Levin’s $13,771 deferred compensation match expense under the Company’s Executive Deferred Compensation Plan and $3,479 related to the payment of health benefits; (5) Mr. Abadi’s $16,264 related to transition reimbursements, $16,232 deferred compensation match expense under the Company’s Executive Deferred Compensation Plan, and $511 for life insurance premiums; (6) Mr. van der Merwe’s $2,125,676 management transition compensation pursuant to his employment agreement, $33,101 related to unused vacation, $17,674 deferred compensation match expense under the Company’s Executive Deferred Compensation Plan, and $213 for life insurance premiums, and (7) Mr. Van Zile’s $89,492 management transition compensation pursuant to his severance agreement, $15,596 related to transition reimbursements, $11,349 related to unused vacation, and $496 for life insurance premiums.

(5)	Mr. Wrigley’s 2012 Salary and All Other Compensation was paid in British Pounds and converted to USD using the Oanda.com YTD average exchange rate of 1.58474 as of December 30, 2012. Mr. Levin’s 2012 Salary and All Other Compensation was paid in Euros and converted to USD using the Oanda.com YTD average exchange rate of 1.28628 as of December 30, 2012.

(6)	Mr. Babich was appointed interim Chief Executive Officer and President on May 3, 2012. Mr. Babich’s interim status was eliminated on February 4, 2013 as he was appointed President and Chief Executive Officer.

(7)	Mr. Andrews was appointed Senior Vice President and Chief Financial Officer on December 6, 2007.

(8)	Mr. van der Merwe left the Company on May 3, 2012.

(9)	Mr. Van Zile left the Company on September 7, 2012.

Employment Agreement with Mr. Babich

On May 2, 2012, the Board appointed George Babich, Jr. as interim President and Chief Executive Officer. Under a letter agreement, Mr. Babich was entitled to receive an annual base salary of $850,000. Additionally, under the letter agreement, Mr. Babich received the following equity awards: 32,000 shares of Company common stock (i.e., “fully vested RSUs”), to be awarded at the rate of 8,000 shares as of the first day of each full calendar quarter of his service as interim CEO. For the period beginning on May 2, 2012 and ending June 30, 2012, he received a pro-rated portion of 8,000 shares as of May 2, 2012, based on his service for 60 days in the 91-day second quarter of 2012. For the calendar quarter beginning on April 1, 2013, he was to receive the balance of the 32,000 shares if he was serving as interim CEO as of that date.

Mr. Babich was awarded a stock option to acquire 120,000 shares of the Company common stock on May 7, 2012, which vested 30,000 shares as of the first day of each full calendar quarter of his service as interim CEO. For the period beginning on May 7, 2012 and ending June 30, 2012, shares were vested in a pro-rated portion of 30,000 shares as of May 7, 2012, based on his service for 60 days in the 91-day second quarter of 2012. For the calendar quarter beginning on April 1, 2013, the balance of the 120,000 shares vested.

On February 4, 2013 the Company entered into an employment agreement with Mr. Babich. Mr. Babich is entitled to receive an annual base salary of $850,000 and participate in annual incentive compensation programs to be developed by the Board that will enable Mr. Babich to earn incentive compensation programs to be developed by the Compensation Committee of the Board. In addition, Mr. Babich is eligible for an annual bonus of up to 100% of his base salary upon achievement of certain annual targeted goals and objectives, with the possibility of a maximum bonus of up to 150% upon achievement of specified goals and objectives beyond the target level. Mr. Babich also is entitled to participate in all pension plans as well as medical, dental and other benefit plans and perquisites generally available to the Company’s senior management and is subject to customary non-competition and confidentiality provisions.

Mr. Babich received grants of restricted stock units (“Units”), comprising (i) 70,000 Units which vest and become nonforfeitable on December 31, 2013; (ii) 70,000 Units which vest and become nonforfeitable on December 31, 2014; and (iii) 60,000 Units which vest and become nonforfeitable if and when the closing price of the Company’s common stock has averaged at least $15.00 per share for 30 trading days after February 4, 2013 through December 31, 2014.

If the board of directors elects not to renew Mr. Babich’s employment agreement on comparable terms for at least two (2) additional years beyond its initial termination date of December 31, 2014, the agreement and Mr. Babich’s employment will terminate on December 31, 2014, the termination will be considered a termination without cause as defined under his agreement and all of his time-based Units will become immediately vested, to the extent not already vested. The expiration of the term under any other circumstances shall be considered a termination by Mr. Babich without Good Reason.

In the event of a Termination Without Cause or a termination for good reason, as defined under his agreement, all timeMBO-based Units become immediately vested, to the extent not already vested.

Except as described below, within 45 days of his termination, the Company is obligated to pay to Mr. Babich a cash payment (“Severance Payment) in an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) one year’s base salary.

If at any time up to Mr. Babich’s termination without cause or termination for good reason the closing price of the Company’s common stock has averaged at least $12.00 per share for 30 trading days, his Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) one year’s base salary, plus (iii) the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of his termination.

If at any time up to Mr. Babich’s termination without cause or termination for good reason the closing price of the Company’s common stock has averaged at least $17.00 per share for 30 trading days, the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) two year’s base salary, plus (iii) two times the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of his termination.

In the event of a termination without cause or a termination for good reason within 12 months following a Change in Control (as defined in the agreement), all Units will vest, to the extent not already vested, and the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) two and one-half year’s base salary, plus (iii) if at any time up to Mr. Babich’s termination without cause or termination for good reason, the closing price of the Company’s common stock has averaged at least $12.00 per share for 30 trading days, the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of termination, or two times the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of termination if such average closing price was at least $17.00 per share.

GRANTS OF PLAN-BASED AWARDS

The following table provides information on stock options and restricted stock units granted to the NEOs during fiscal year 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
Name	Grant Date	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum
George Babich, Jr.	5/07/2012	—	—	—	—	—	—	—	120,000	8.79	8.61	477,646
	5/02/2012	—	—	—	—	—	—	5,275	—	—	11.14	58,104
	7/01/2012	—	—	—	—	—	—	8,000	—	—	8.81	69,360
	10/01/2012	—	—	—	—	—	—	8,000	—	—	8.26	66,600
	FY 2012	449,846	562,308	674,770	—	—	—	—	—	—	—	—
Raymond D. Andrews	2/22/2012	—	—	—	N/A	6,100	N/A	—	—	—	11.93	72,773
	2/22/2012	—	—	—	—	—	—	—	8,350	11.95	11.93	45,017
	2/22/2012	—	—	—	—	—	—	2,440	—	—	11.93	29,158
	FY 2012	218,319	272,899	327,479	—	—	—	—	—	—	—	—
S. James Wrigley	2/22/2012	—	—	—	N/A	6,860	N/A	—	—	—	11.93	81,840
	2/22/2012	—	—	—	—	—	—	—	9,400	11.95	11.93	50,678
	2/22/2012	—	—	—	—	—	—	2,740	—	—	11.93	32,743
	FY 2012	275,154	343,942	412,730	—	—	—	—	—	—	—	—
Per H. Levin	2/22/2012	—	—	—	N/A	6,100	N/A	—	—	—	11.93	72,773
	2/22/2012	—	—	—	—	—	—	—	8,350	11.95	11.93	45,017
	2/22/2122	—	—	—	—	—	—	2,440	—	—	11.93	29,158
	FY 2012	253,826	317,283	380,739	—	—	—	—	—	—	—	—
Farrokh K. Abadi	2/22/2012	—	—	—	N/A	6,100	N/A	—	—	—	11.93	72,773
	2/22/2012	—	—	—	—	—	—	—	8,350	11.95	11.93	45,017
	2/22/2012	—	—	—	—	—	—	2,440	—	—	11.93	29,158
	FY 2012	192,635	240,794	288,952	—	—	—	—	—	—	—	—
Robert P. van der Merwe	2/22/2012	—	—	—	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	—	—	—	—	—	—	—	—
	FY 2012	—	—	—	—	—	—	—	—	—	—	—
John R. Van Zile	2/22/2012	—	—	—	N/A	5,330	N/A	—	—	—	11.93	63,587
	2/22/2012	—	—	—	—	—	—	—	7,310	11.95	11.93	39,411
	2/22/2012	—	—	—	—	—	—	2,130	—	—	11.93	25,454
	FY 2012	—	—	—	—	—	—	—	—	—	—	—

(1)	The amounts represent the threshold, target, and maximum that could have been earned during 2012 pursuant to the annual incentive awards provided under the Omnibus Plan. The individual performance incentive award contains multiple performance objectives, which are aggregated for this presentation. Actual amounts earned during 2012 are included in the “Summary Compensation Table” above. For additional information regarding these awards see “Compensation Discussion and Analysis.”

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards reflect the threshold, target and maximum number of shares which may be granted pursuant to the performance share program. For additional information see “Performance Shares”.

(3)	With the exception of certain of Mr. Babich’s stock awards, all stock awards issued vest one-third each year over a three year period commencing on the date of grant. All stock awards granted in 2012 associated with Mr. Babich’s employment agreement dated May 2, 2012 vested immediately. The 2012 stock awards were provided under the Omnibus Plan.

(4)	With the exception of certain of Mr. Babich’s option awards, all option awards issued vest one-third each year over a three year period commencing on the date of grant and have a term of ten years. Mr. Babich’s stock options vest in accordance with his employment agreement dated May 2, 2012 and have a term of ten years. The 2012 option awards were provided under the Omnibus Plan.

(5)	Option pricing is set using the average of the high and low market price on the day of grant.

(6)	The amounts shown represent the aggregate grant date fair value of stock awards and stock options granted during 2012 in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 30, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table provides information on stock and options awards held by the NEOs as of December 30, 2012:

	Option Awards						Stock Awards
Name	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3)
George Babich, Jr.	7/17/2006	10,000	—	—	19.82	7/17/2016	—	—	—	—	—
	5/07/2012	8,404	—	—	8.79	5/07/2022	—	—	—	—	—
	5/07/2012	11,376	—	—	8.79	5/07/2022	—	—	—	—	—
	7/01/2012	30,000	—	—	8.79	5/07/2022	—	—	—	—	—
	10/01/2012	30,000	—	—	8.79	5/07/2022	—	—	—	—	—
	1/01/2013	—	18,624	—	8.79	5/07/2022	—	—	—	—	—
	1/01/2013	—	11,376	—	8.79	5/07/2022	—	—	—	—	—
	4/01/2013	—	10,220	—	8.79	5/07/2022	—	—	—	—	—
Raymond D. Andrews	8/01/2006	3,334	—	—	17.51	8/01/2015	—	—	—	—	—
	8/01/2007	3,333	—	—	17.51	8/01/2015	—	—	—	—	—
	8/01/2008	3,333	—	—	17.51	8/01/2015	—	—	—	—	—
	2/17/2007	359	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2007	1,441	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	359	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	1,441	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	1,500	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,500	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	1,500	—	—	23.74	4/04/2017	—	—	—	—	—
	12/11/2008	3,000	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2009	544	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2009	2,456	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2010	169	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2010	2,831	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2011	3,000	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2012	3,000	—	—	22.75	12/11/2017	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	1,336	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	1,703	—	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/12/2011	3,750	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	1,045	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	2,705	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2013	—	3,750	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2013	—	1,820	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	—	2,075	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2012	2,076	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	—	256	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	—	2,784	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	—	—	—	—	—	—	2/12/2013	1,250	13,050	—	—
	—	—	—	—	—	—	2/17/2013	909	9,490	—	—
	—	—	—	—	—	—	2/17/2014	909	9,490	—	—
	—	—	—	—	—	—	2/22/2013	814	8,498	—	—
	—	—	—	—	—	—	2/22/2014	813	8,488	—	—
	—	—	—	—	—	—	2/22/2015	813	8,488	—	—
	—	—	—	—	—	—	12/29/2013	—	—	909	9,490
	—	—	—	—	—	—	12/28/2014	—	—	6,100	63,684

	Option Awards						Stock Awards
Name	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3)
S. James Wrigley	3/11/2011	10,000	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2012	10,000	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2013	—	10,000	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2011	2,813	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2012	2,813	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2013	—	2,812	—	21.56	3/11/2020	—	—	—	—	—
	2/17/2012	2,335	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	—	2,335	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	—	2,335	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	—	3,134	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	—	3,133	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	3,133	—	11.95	2/22/2022	—	—	—	—	—
	—	—	—	—	—	—	3/11/2013	937	9,782	—	—
	—	—	—	—	—	—	2/17/2013	1,023	10,680	—	—
	—	—	—	—	—	—	2/17/2014	1,022	10,670	—	—
	—	—	—	—	—	—	2/22/2013	914	9,542	—	—
	—	—	—	—	—	—	2/22/2014	913	9,532	—	—
	—	—	—	—	—	—	2/22/2015	913	9,532	—	—
	—	—	—	—	—	—	12/29/2013	—	—	1,023	10,680
	—	—	—	—	—	—	12/28/2014	—	—	6,860	71,618
Per H. Levin	5/01/2005	1,100	—	—	13.09	5/01/2013	—	—	—	—	—
	5/01/2006	7,639	—	—	13.09	5/01/2013	—	—	—	—	—
	5/01/2004	20,000	—	—	13.09	11/01/2013	—	—	—	—	—
	5/01/2005	18,900	—	—	13.09	11/01/2013	—	—	—	—	—
	5/01/2006	12,361	—	—	13.09	11/01/2013	—	—	—	—	—
	2/17/2007	5,219	—	—	19.16	2/17/2014	—	—	—	—	—
	2/17/2005	20,000	—	—	19.16	8/17/2014	—	—	—	—	—
	2/17/2006	20,000	—	—	19.16	8/17/2014	—	—	—	—	—
	2/17/2007	14,781	—	—	19.16	8/17/2014	—	—	—	—	—
	4/01/2006	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2007	3,500	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	1,262	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	2,238	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	3,461	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	39	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	1,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	1,666	—	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	498	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	2,542	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	3,039	—	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	2	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2010	1,853	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/12/2011	4,219	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	4,219	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2013	—	4,218	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2012	2,076	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	—	2,076	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	—	2,075	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	—	2,784	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	—	—	—	—	—	—	2/12/2013	1,406	14,679	—	—
	—	—	—	—	—	—	2/17/2013	909	9,490	—	—
	—	—	—	—	—	—	2/17/2014	909	9,490	—	—
	—	—	—	—	—	—	2/22/2013	814	8,498	—	—

	Option Awards						Stock Awards
Name	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3)
	—	—	—	—	—	—	2/22/2014	813	8,488	—	—
	—	—	—	—	—	—	2/22/2015	813	8,488	—	—
	—	—	—	—	—	—	12/29/2013	—	—	909	9,490
	—	—	—	—	—	—	12/28/2014	—	—	6,100	63,684
Farrokh K. Abadi	2/22/2007	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	2/22/2008	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	4/01/2006	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2006	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2007	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	4,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	454	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	4,213	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	453	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	4,213	—	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	2,787	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	2,786	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	2,786	—	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/12/2011	1,172	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2011	2,110	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	3,281	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2013	—	3,281	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2012	2,076	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	—	508	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	—	1,568	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	—	2,075	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	—	2,784	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	—	—	—	—	—	—	2/12/2013	1,093	11,411	—	—
	—	—	—	—	—	—	2/17/2013	909	9,490	—	—
	—	—	—	—	—	—	2/17/2014	909	9,490	—	—
	—	—	—	—	—	—	2/22/2013	814	8,498	—	—
	—	—	—	—	—	—	2/22/2014	813	8,488	—	—
	—	—	—	—	—	—	2/22/2015	813	8,488	—	—
	—	—	—	—	—	—	12/29/2013	—	—	909	9,490
	—	—	—	—	—	—	12/28/2014	—	—	6,100	63,684
Robert P. van der Merwe(5)	5/03/2012	54,000	—	—	22.71	5/03/2016	—	—	—	—	—
	5/03/2012	41,597	—	—	22.71	5/03/2016	—	—	—	—	—
	5/03/2012	4,403	—	—	22.71	5/03/2016	—	—	—	—	—
	5/03/2012	6,355	—	—	15.74	5/03/2016	—	—	—	—	—
	5/03/2012	9,582	—	—	15.74	5/03/2016	—	—	—	—	—
	5/03/2012	4,440	—	—	22.52	5/03/2016	—	—	—	—	—
	5/03/2012	10,378	—	—	22.52	5/03/2016	—	—	—	—	—
	5/03/2012	5,937	—	—	22.52	5/03/2016	—	—	—	—	—
	10/30/2007	10,000	—	—	29.55	10/30/2017	—	—	—	—	—
	12/31/2010	162,000	—	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2010	4,403	—	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2010	133,597	—	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2011	54,000	—	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2011	4,403	—	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2011	41,597	—	—	22.71	12/27/2017	—	—	—	—	—
	3/03/2009	4,206	—	—	23.78	3/03/2018	—	—	—	—	—

	Option Awards						Stock Awards
Name	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3)
	3/03/2009	15,794	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	20,000	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	20,000	—	—	23.78	3/03/2018	—	—	—	—	—
	2/12/2011	15,938	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	15,938	—	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2012	10,738	—	—	22.52	2/17/2021	—	—	—	—	—
John R. Van Zile	7/28/2004	6,642	—	—	15.06	7/28/2013	—	—	—	—	—
	7/28/2005	6,642	—	—	15.06	7/28/2013	—	—	—	—	—
	7/28/2006	6,642	—	—	15.06	7/28/2013	—	—	—	—	—
	7/28/2004	1,692	—	—	15.06	1/28/2014	—	—	—	—	—
	7/28/2005	1,691	—	—	15.06	1/28/2014	—	—	—	—	—
	7/28/2006	1,691	—	—	15.06	1/28/2014	—	—	—	—	—
	2/17/2007	5,219	—	—	19.16	2/17/2014	—	—	—	—	—
	2/17/2005	10,000	—	—	19.16	8/17/2014	—	—	—	—	—
	2/17/2006	10,000	—	—	19.16	8/17/2014	—	—	—	—	—
	2/17/2007	4,781	—	—	19.16	8/17/2014	—	—	—	—	—
	4/01/2006	5,667	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	5,667	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	5,666	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2007	2,500	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	2,361	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	139	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	2,500	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	3,000	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,830	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,170	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	3,000	—	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	1,829	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	1,211	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	3,039	—	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/12/2011	2,451	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	2,451	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2011	2,492	—	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2012	1,816	—	—	22.52	2/17/2021	—	—	—	—	—

(1)	This column sets forth the individual vesting dates for each tranche of stock options.

(2)	This column sets forth the individual vesting dates for each tranche of stock awards.

(3)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our common stock of $10.44 on December 30, 2012, as reported by the New York Stock Exchange.

(4)	All Performance shares vest at the end of the designated performance period contingent upon the achievement of the specified performance measure. For additional information regarding these awards see “Performance Shares” in the “Compensation Discussion and Analysis” section.

(5)	In accordance with Mr. van der Merwe’s employment agreement, unvested stock options and stock awards became vested upon his retirement.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides information about restricted stock units that vested for the NEOs during fiscal year 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George Babich, Jr.	—	—	21,275	194,064
Raymond D. Andrews	—	—	5,186	59,181
S. James Wrigley	—	—	1,961	23,291
Per H. Levin	—	—	3,242	39,297
Farrokh K. Abadi	—	—	2,930	35,669
Robert P. van der Merwe	20,003	42,759	37,594	408,760
John R. Van Zile	—	—	2,817	34,257

(1)	The reported dollar value is the difference between the option exercise price and the closing price of the underlying shares on the date of exercise multiplied by the number of shares covered by the option.

(2)	The reported value is based on the closing price on the date that the restricted stock unit vested multiplied by the number of units that vested.

NON-QUALIFIED DEFERRED COMPENSATION

We maintain deferred compensation plans for executives. The Executive Deferred Compensation Plan allows certain executives to defer portions of their salary and bonus (up to 50% and 100%, respectively) into a deferred stock account. All deferrals in this plan are matched 25% by the Company. The match vests in thirds at each calendar year end for three years following the match. For executives over the age of 55 years old, the matching contribution vests immediately. The settlement of this deferred stock account is required by the Plan to be made only in Company common stock. Distributions of vested amounts are made approximately six months after an employee leaves the Company.

The following table provides information regarding contributions, earnings and account balances for the NEOs in the Executive Deferred Compensation Plan for 2012.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
George Babich, Jr.	245,192	61,298	35,116	—	341,607
Raymond D. Andrews	39,014	9,753	(13,661)	—	298,658
S. James Wrigley	—	—	—	—	—
Per H. Levin	55,086	13,771	(56,882)	—	765,273
Farrokh K. Abadi	32,712	8,178	(14,639)	—	286,992
Robert P. van der Merwe	70,697	17,674	(321,413)	(862,858)	—
John R. Van Zile	—	—	(44,746)	—	583,940

(1)	The contribution amounts reported represent deferrals of salary and bonus which were elected to be deferred into Company stock by the named executive. These amounts were earned during or prior to 2012, but the payments have been deferred and will be settled in Company stock at a future date. The amounts in this column are also included in the “Salary” and “Bonus” columns of the Summary Compensation Table.

(2)	The amounts reported represent a 25% company match on the compensation deferred by the named executive which will be settled in stock at a future date. This match vests one-third on December 31st for each of the subsequent two years with a third of the match vesting on December 31st on the year the match was contributed. For executives who are 55 years old or older, the match vests immediately. The match upon vesting will be settled in Company stock at a future date. The amounts in this column are also included in the Summary Compensation Table under “All Other Compensation.”

(3)	Of the total amounts shown in this column, the following amounts have been reported in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Babich $306,490; for Mr. Andrews $500,364; for Mr. Levin $1,499,103; for Mr. Abadi $479,084; for Mr. van der Merwe $1,722,718; and for Mr. Van Zile $1,141,581. The total aggregate balances reported in this column for certain NEOs are less than the amounts that have been reported on the Summary Compensation Table due to the change in the Company’s stock price over the term of the executive deferred compensation plan and due to the amount and timing of NEO deferrals.

(4)	In accordance with the Executive Deferred Compensation Plan, Mr. van der Merwe’s account balance was distributed on November 15, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth our shares authorized for issuance under our equity compensation plan at December 30, 2012:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,473,557	(1)	$16.64	3,308,264
Equity compensation plans not approved by shareholders	270,000	(2)	$22.71	—

Total	2,743,557		$17.24	3,308,264

(1)	Includes stock options and performance based restricted stock units.

(2)	Inducement options granted to Mr. van der Merwe in connection with his hire in fiscal year 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of the NEOs is eligible to receive severance and other benefits upon certain terminations of employment and, in some cases, in connection with a Change in Control of the Company. The following charts summarize the payments and benefits that each NEO would be eligible to receive upon certain terminations of employment, assuming the termination of employment or Change in Control occurred on December 30, 2012. With respect to Messrs. Van der Merwe and Van Zile, information is only provided as of and in connection with their respective terminations of employment. Summaries of the relevant employment agreements and severance policies follow the charts below.

Severance — Under Letter Agreement Dated May 2, 2012 (Mr. Babich)

As of December 31, 2012, any payments to Mr. Babich upon termination or change of control would have been made under his initial letter agreement with the Company dated May 2, 2012, which we call the “letter agreement.”

Under the letter agreement dated May 2, 2012, if Mr. Babich had been terminated for “for cause” at December 31, 2012, he would have received nothing under the letter agreement. In accordance with the letter agreement, if Mr. Babich were terminated “without cause” at December 31, 2012 (which would include, among other things, termination due to the appointment of a third party as CEO, or upon a change in control), he would have received $276,627, which represents the amount of base salary Mr. Babich would have been entitled to receive through the end of the term of the letter agreement, and $181,898, which represents the fair value at December 31, 2012 of 50,945 shares of Company common stock that would have vested in accordance with the terms of the letter agreement.

On February 4, 2013, the Company and Mr. Babich entered into an Employment Agreement, however, since the Employment Agreement was not in effect at December 31, 2012, the discussion in this section does not take into account the terms of that Employment Agreement. For more information on Mr. Babich’s Employment Agreement, see the narrative to the Summary Compensation Table beginning at page 33.

Severance — Termination of Employment Without Cause (NEOs other than Mr. Babich)

Name	Months Severance	Severance ($)(1)	Non-Equity Incentive Plan Compensation ($)	Accelerated Vesting of Options ($)(2)	Continued Benefit Plan Coverage ($)
Raymond D. Andrews	24	$714,000	—	—	$23,434
Per H. Levin	24	$754,000	—	—	$7,717
S. James Wrigley	24	$873,600	—	—	$11,727
Farrokh K. Abadi	24	$630,000	—	—	$37,976
Robert P. van der Merwe(3)	24	$2,176,664	—	—	$-0-
John R. Van Zile(1)(4)	24	$89,492	—	—	$23,850

(1)	Paid in accordance with terms of our Termination Policy as discussed below.

(2)	Equity award values were calculated (i) with respect to restricted stock units subject to accelerated vesting on December 30, 2012, of $10.44 per share, and (ii) with respect to stock option awards subject to accelerated vesting as a result of termination of employment based on the difference between the closing market price of our common stock on December 30, 2012, of $10.44 per share less the applicable exercise price of each grant.

(3)	These amounts represent amounts paid in accordance with Mr. van der Merwe’s employment agreement upon his retirement. Mr. van der Merwe’s $2,125,676 management transition compensation pursuant to his employment agreement, $33,101 related to unused vacation, $17,674 deferred compensation match expense under the Company’s Executive Deferred Compensation Plan, and $213 for life insurance premiums.

(4)	These amounts represent amounts paid to Mr. Van Zile’s upon his retirement in accordance with his severance agreement (i) $89,492 management transition compensation (ii) $15,596 related to transition reimbursements, (iii) $11,349 related to unused vacation, and (iv) $496 for life insurance premiums.

Severance — Following a Change of Control (All NEOs Other than Mr. Babich)

Name	Months Severance	Severance ($)(1)	Non-Equity Incentive Plan Compensation ($)	Accelerated Vesting of Options ($)(2)	Continued Benefit Plan Coverage ($)
Raymond D. Andrews	36	$1,071,000	—	—	$35,151
Per H. Levin	36	$1,131,000	—	—	$11,576
S. James Wrigley	36	$1,308,000	—	—	$28,452
Farrokh K. Abadi	36	$945,000	—	—	$56,965

(1)	Paid in accordance with terms of our Termination Policy as discussed below.

(2)	Equity award values were calculated (i) with respect to restricted stock units subject to accelerated vesting on December 30, 2012, of $10.44 per share, and (ii) with respect to stock option awards subject to accelerated vesting as a result of termination of employment based on the difference between the closing market price of our common stock on December 30, 2012, of $10.44 per share less the applicable exercise price of each grant.

Employment Agreements and Termination Policy with Named Executive Officers

Except for Mr. Andrews and Messrs. van der Merwe and Van Zile each NEO has an employment agreement with us which provides for severance upon certain terminations of employment; however, the severance each NEO may be entitled to under our Termination Policy generally exceeds the amount of severance each NEO may be entitled to under the NEO’s employment agreement. Therefore, severance is generally paid to the NEOs pursuant to our Termination Policy rather than their individual employment agreements.

Each NEO (other than Mr. Babich) is covered by the Company’s Termination Policy for Executives which the Board approved in February 2005. The severance benefits under the Termination Policy are in excess of any severance the NEOs may be entitled to under their employment agreements, and therefore the benefits are paid under the Termination Policy. The Termination Policy provides that in the absence of “cause,” the Company may terminate an Executive’s employment upon thirty (30) days written notice. In such event, subject to certain non-compete and confidentiality provisions, each NEO shall be entitled to receive continued benefits and severance payments for twenty-four months.

If the executive is terminated or properly terminates employment pursuant to a Change in Control (as defined in the Termination Policy) the executive will be entitled to receive the following severance benefits:

—	Continued payments of base salary (as in effect immediately prior to termination) for a period of 1.5 times the severance payment period;

—	Any payment to which the executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;

—	Continued participation in the welfare benefit plans maintained by the Company for a period equal to 1.5 times the severance payment period; and

—	Accelerated vesting in any stock options or similar equity incentive rights previously granted

Change in Control. Under the Termination Policy, a “Change in Control” occurs if (1) any person or group acquires the power to elect a majority of the board of directors, and does, in fact, elect such a majority; or (2) the shareholders of the Company approve a sale of all or substantially all of the Company’s assets.

Cause. The Termination Policy defines “cause” as (i) any willful and continued insubordination or the employee’s failure to perform his or her duties; (ii) dishonesty in the performance of duties; (iii) breach of certain covenants in the agreements relating to competition and confidentiality; (iv) entry of a judgment against the employee that prevents the employee from performing his or her duties or causes damage to the Company or its reputation; or (v)  conviction of a crime involving moral turpitude.

AUDIT COMMITTEE REPORT

The Audit Committee provides the following report with respect to the Company’s audited financial statements for the fiscal year ended December 30, 2012 and the respective financial statements for fiscal years 2010 and 2011.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company has an internal audit staff, which performs testing of internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has sole responsibility for selecting the Company’s independent auditors.

The Audit Committee has reviewed and discussed with management the Company’s fiscal 2012 audited financial statements. The Audit Committee has also discussed with PwC matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has received from PwC the letter and written disclosures required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with PwC its independence.

The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Dr. Einsmann serves on the audit committee of Harman International Industries, Inc. The Board has determined that such simultaneous audit committee service would not impair the ability of such director to effectively serve on the Company’s Audit Committee.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 30, 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2012 for filing with the SEC.

The foregoing report submitted by:

R. Keith Elliott, Chairperson

William S. Antle, III

Stephen N. David

Harald Einsmann

Julie S. England

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Aggregate fees for professional services rendered by PwC in connection with its audit of the Company’s consolidated financial statements for the year ended December 30, 2012, statutory audits, and its reviews of the Company’s unaudited condensed consolidated interim financial statements was $3,083,011. For the year ended December 25, 2011, the amount related to such services was $3,116,000. The audit fees for 2011 have been revised by approximately $320,000 due to adjustments for fee overruns that were settled after the 2012 proxy statement was filed.

Audit-Related Fees

The Company did not engage PwC for audit-related services in either of its last two fiscal years.

Tax Fees

Aggregate fees for Tax consulting fees rendered by PwC amounted to $148,000 during fiscal 2012 and $83,600 during fiscal year 2011.

All Other Fees

Aggregate fees for Other services rendered by PwC amounted to $2,000 during fiscal 2012 and fiscal 2011.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by PwC. Under the policy, pre-approval is generally provided for 12 months unless the Audit Committee specifically provides for a different period, and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also approve particular services on a case-by-case basis. For each proposed service, PwC must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by PwC. All of the fees discussed in the section above, entitled Audit-Related Fees, Tax Fees, and All Other Fees, were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of April 10, 2013. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Shapiro Capital Management LLC(1)	4,959,399	12.22%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305
BlackRock, Inc.(2)	3,172,010	7.81%
40 East 52nd Street New York, NY 10022
Lapides Asset Management LLC(3)	3,048,400	7.5%
500 W. Putnam Avenue, 4th Floor Greenwich, CT 06830
Tocqueville Asset Management, LP(4)	2,872,070	7.1%
40 West 57th Street, 19th Floor New York, NY 10019
Earnest Partners LLC(5)	2,601,210	6.4%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
The Vanguard Group, Inc.(6)	2,343,885	5.77%
100 Vanguard Boulevard Malvern, PA 19355
Wells Fargo & Company(7)	2,104,920	5.19%
420 Montgomery Street San Francisco, CA 94104

(1)	This information is based on a Schedule 13G filed with the SEC on February 11, 2013 filed by Shapiro Capital Management LLC. In the Schedule 13G it is reporting sole voting power over 3,855,247 shares, shared voting power over 1,104,152 shares and sole dispositive power over 4,959,399 shares.

(2)	As reported on Schedule 13G filed with the SEC on February 8, 2013.

(3)	As reported on Schedule 13G/A filed with the SEC on February 8, 2013.

(4)	As reported on Schedule 13G/A filed with the SEC on January 31, 2013.

(5)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2013 filed by Earnest Partners LLC. In the Schedule 13G it is reporting sole voting power over 897,242 shares, shared voting power over 289,266 shares and sole dispositive power over 2,601,210 shares.

(6)	This information is based on a Schedule 13G filed with the SEC on February 12, 2013 filed by The Vanguard Group, Inc. In the Schedule 13G it is reporting sole voting power over 60,000 shares, sole dispositive power over 2,285,685 shares and shared dispositive power over 58,200 shares.

(7)	This information is based on a Schedule 13G filed with the SEC on on March 29, 2013 filed by Wells Fargo & Company In the Schedule 13G it is reporting sole voting power over 16,720 shares and sole dispositive power over 16,720 shares and shared dispositive power over 2,088,200 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the number of shares of Checkpoint Common Stock owned by each director, the Company’s Chief Executive Officer, and the other named executive officers and the executive officers and directors as a group as of April 10, 2013. Each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated. The total number of shares outstanding as of April 10, 2013 was 41,023,247.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock
William S. Antle, III(3)	183,473	0.45%
Stephen N. David(4)	24,187	0.06%
Harald Einsmann(5)	121,258	0.30%
R. Keith Elliott(6)	130,726	0.32%
Julie S. England(7)	18,750	0.05%
Marc T. Giles(8)	10,000	0.02%
Jack W. Partridge(9)	96,500	0.24%
Sally Pearson(10)	96,881	0.24%
George Babich, Jr. (11)	259,819	0.63%
Farrokh K. Abadi(12)	121,408	0.30%
Raymond D. Andrews(13)	134,425	0.33%
Per H. Levin(14)	234,373	0.57%
S. James Wrigley(15)	51,016	0.12%
Robert P. van der Merwe	0	0%
John R. Van Zile(16)	186,060	0.45%

All Directors and Executive Officers as a Group (15 persons)	1,668,876	4.07%

(1)	Unissued shares subject to options exercisable by a particular beneficial owner within 60 days of April 10,2013 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned by such beneficial owner.

(2)	Phantom stock units are convertible into Common Stock pursuant to the deferral provisions of the Deferred Compensation Plan. The units do not have voting rights and are convertible into Common Shares upon termination of the individual.

(3)	Includes options to purchase 42,000 shares of Common Stock, 52,500 Restricted Stock Units and 60,651 Phantom Stock Units.

(4)	Includes options to purchase 10,000 shares of Common Stock and 4,187 Phantom Stock Units.

(5)	Includes options to purchase 22,000 shares of Common Stock, 52,500 Restricted Stock Units and 1,758 Phantom Stock Units.

(6)	Includes options to purchase 32,000 shares of Common Stock, 52,500 Restricted Stock Units and 23,931 Phantom Stock Units.

(7)	Includes options to purchase 10,000 shares of Common Stock and 8,750 Restricted Stock Units.

(8)	Includes options to purchase 10,000 shares of Common Stock.

(9)	Includes options to purchase 32,000 shares of Common Stock and 52,500 Restricted Stock Units.

(10)	Includes options to purchase 32,000 shares of Common Stock, 26,250 Restricted Stock Units and 16,466 Phantom Stock Units.

(11)	Includes options to purchase 130,000 shares of Common Stock, 52,500 non-employee director Phantom Shares, and 32,721 Executive Phantom Stock Units.

(12)	Includes options to purchase 75,704 shares of Common Stock, 166 shares that are held by the custodian of the ESPP, 3,349 Restricted Stock Units and 28,214 Phantom Stock Units.

(13)	Includes options to purchase 34,724 shares of Common Stock and 2,535 Restricted Stock Units and 29,396 Phantom Stock Units.

(14)	Includes options to purchase 129,765 shares of Common Stock and 2,535 Restricted Stock Units and 75,879 Phantom Stock Units.

(15)	Includes options to purchase 46,242 shares of Common Stock and 2,848 Restricted Stock Unit.

(16)	Includes options to purchase 112,934 shares of Common Stock and 56,141 Phantom Stock Units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms, we believe that all required Section 16(a) reports during the fiscal year ended December 30, 2012, were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions between the Company and its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer, beneficial owners of more than five percent of any class of our voting securities, or immediate family members of any of the foregoing persons. Although we do not have a written policy governing such transactions, the Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to the Company, its subsidiaries or a related person are required to be disclosed in the Company’s Proxy Statement. In the course of reviewing a related party transaction, the Company considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and the Company or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of the Company, and (e) any other matters deemed appropriate.

Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material related person transactions in effect since January 1, 2012, or any such material transactions proposed to be entered into during 2013.

SUBMISSION OF PROPOSALS FOR THE 2014 ANNUAL MEETING

Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s By-Laws. If the date of the 2014 Annual Meeting of Shareholders is advanced or delayed more than 30 days from May 30, 2014, shareholder proposals intended to be included in the proxy statement for the 2014 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2014 Annual Meeting. Upon any determination that the date of the 2014 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary of the date of the 2013 Annual Meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. Should a shareholder wish to have a proposal considered for inclusion in the proxy statement for the Company’s 2014 Annual Meeting, the proposal must be received at the Company’s offices no later than January 1, 2014, which is 120 days prior to the anniversary of the date this proxy statement was mailed to shareholders.

In connection with the Company’s 2014 Annual Meeting, our by-laws require that, in order to be considered timely, a shareholder notice must be received by the Company no earlier than January 31, 2014 nor later than March 2, 2014. If the shareholder notice is not timely received, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the Annual Meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after May 30, 2014 (the one year anniversary of the annual meeting date), in order to be timely, the shareholder notice must be received not later than the 90th day prior to such annual meeting or, if later, the tenth 10th day following the day on which public disclosure of the date of such annual meeting was first made. All shareholder proposals and notices should be directed to the Secretary of the Company at Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086.

COST OF SOLICITATION

Checkpoint pays the cost of preparing, assembling and mailing this proxy-soliciting material. Checkpoint pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. The Company is not using an outside proxy solicitation firm this year. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

HOUSEHOLDING

The SEC permits companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding materials for our shareholders in connection with the Annual Meeting; however, the Company has been informed that certain intermediaries will household proxy materials unless the Company has received contrary instructions from one or more of the security holders.

If you wish to have only one annual report and proxy statement delivered to your address you can:

—

Contact us by calling (856) 848-1800 Ext. 2174 or by writing to Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086. Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

—	Request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another shareholder.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K and Proxy Statement as filed with the SEC, on written request. Written requests should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

The Company’s internet website is www.checkpointsystems.com. Investors can obtain copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the Company has filed such materials with, or furnished them to, the SEC.

A copy of our 2012 Annual Report on Form 10-K and 2013 Proxy Statement may be obtained without charge upon written request to the Company Secretary at 101 Wolf Drive, Thorofare, New Jersey 08086 or by accessing our Internet website at www.checkpointsystems.com.

The Company has posted the Code of Ethics, the Governance Guidelines and each of the Committee Charters on its website at www.checkpointsystems.com, and will post on its website any amendments to, or waivers from those documents. The foregoing information will also be available in print upon request.

OTHER BUSINESS

The Board knows of no other business for consideration at the Annual Meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Bryan T. R. Rowland

Associate General Counsel and Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

CHECKPOINT SYSTEMS, INC.

May 30, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01059

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

20433000000000000000 5	053013

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class I and Class II Directors				2. Non-Binding advisory vote to approve fiscal 2012 compensation of the named executive officers.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O William S. Antle, III O Stephen N. David O R. Keith Elliott O Marc T. Giles	Class I Class I Class I Class II		3. To ratify the appointment of PricewaterhouseCoopers (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2013.	☐	☐	☐

If you mark your voting instructions on this proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT SYSTEMS, INC.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CHECKPOINT SYSTEMS, INC.

May 30, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at - http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01059

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

20433000000000000000 5	053013

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class I and Class II Directors				2. Non-Binding advisory vote to approve fiscal 2012 compensation of the named executive officers.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O William S. Antle, III O Stephen N. David O R. Keith Elliott O Marc T. Giles	Class I Class I Class I Class II		3. To ratify the appointment of PricewaterhouseCoopers (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2013.	☐	☐	☐

If you mark your voting instructions on this proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT SYSTEMS, INC.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0                         ¢

CHECKPOINT SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS THURSDAY, MAY 30, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of CHECKPOINT SYSTEMS, INC. (the “Company”), revoking all previous proxies, hereby appoints Bryan T. R. Rowland and Raymond D. Andrews, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 30, 2013, commencing at 10:00 a.m. at the Company’s headquarters located at 101 Wolf Drive, Thorofare, New Jersey 08086 and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote.

(Continued and to be Signed on Reverse Side)

¢	14475 ¢